                                                                   EXHIBIT 10.24

                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                              L.B. FOSTER COMPANY,

                           A PENNSYLVANIA CORPORATION

                                       AND

                          THE REINFORCED EARTH COMPANY,

                             A DELAWARE CORPORATION

                          DATED AS OF FEBRUARY 15, 2006


                                TABLE OF CONTENTS

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                                                                            PAGE
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
ARTICLE I    DEFINITIONS.................................................     1

   1.1.      Definitions.................................................     1
   1.2.      Construction................................................     7

ARTICLE II   THE ACQUISITION.............................................     8

   2.1.      Agreement to Purchase and Sell..............................     8
   2.2.      Excluded Assets.............................................     8
   2.3.      Excluded Liabilities........................................     9
   2.4.      Total Consideration.........................................     9
   2.5.      Adjustment..................................................    10
   2.6.      Net Assets..................................................    10
   2.7.      Allocation of Total Consideration...........................    11
   2.8.      Receipts After Closing......................................    11

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER....................    12

   3.1.      Corporate Existence and Qualification.......................    12
   3.2.      Power and Authority; Enforceability.........................    12
   3.3.      No Conflict.................................................    12
   3.4.      Consents, Approvals and Permits.............................    12
   3.5.      Statements..................................................    13
   3.6.      Absence of Changes..........................................    13
   3.7.      Title to Properties.........................................    13
   3.8.      Litigation, Judgments, Etc..................................    13
   3.9.      Intellectual Property and IT................................    14
   3.10.     Contractual Obligations.....................................    15
   3.11.     Taxes.......................................................    16
   3.12.     Employment Matters..........................................    16
   3.13.     Insurance...................................................    17
   3.14.     Environmental Matters.......................................    17
   3.15.     Condition of Assets.........................................    17
   3.16.     Accurate and Complete Records; Customer Information.........    17
   3.17.     Brokerage Arrangements......................................    18
   3.18.     No Misleading Statements....................................    18
   3.19.     Sufficiency of Properties, Assets and Employees.............    18
   3.20.     Compliance With Laws........................................    18

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF BUYER.....................    18

   4.1.      Organization................................................    18
   4.2.      Power and Authority; Enforceability.........................    18
   4.3.      No Conflict.................................................    19
   4.4.      Consents, Approvals and Permits.............................    19
   4.5.      Financing...................................................    19

ARTICLE V    CLOSING.....................................................    19
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

                                TABLE OF CONTENTS
                                  (Countinued)

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   5.1.      Closing.....................................................    19
   5.2.      Deliveries by Seller at Closing.............................    19
   5.3.      Deliveries by Buyer at Closing..............................    20

ARTICLE VI   ACTIONS PRIOR TO CLOSING....................................    21

   6.1.      Conduct and Preservation of Business........................    21
   6.2.      Restrictions on Certain Actions.............................    21

ARTICLE VII  ADDITIONAL AGREEMENTS.......................................    21

   7.1.      Cooperation.................................................    21
   7.2.      Regulatory Issues and Other Authorizations and Consents.....    22
   7.3.      Public Announcements........................................    23
   7.4.      Amendment of Schedules......................................    23
   7.5.      Fees and Expenses...........................................    23
   7.6.      Transfer Taxes..............................................    23
   7.7.      Casualty Loss...............................................    24
   7.8.      Insurance...................................................    24
   7.9.      Confidentiality.............................................    24
   7.10.     Consents....................................................    25
   7.11.     Maintenance of Guaranties and Insurance.....................    26
   7.12.     Employees...................................................    26
   7.13.     Seller's Warranty Work......................................    28
   7.14.     Accounts Payable............................................    28

ARTICLE VIII CONDITIONS TO SELLER'S OBLIGATION TO CLOSE..................    28

   8.1.      Representations and Warranties True.........................    28
   8.2.      Covenants and Agreements Performed..........................    28
   8.3.      Consents....................................................    29
   8.4.      Legal Proceedings...........................................    29

ARTICLE IX   CONDITIONS TO BUYER'S OBLIGATION TO CLOSE...................    29

   9.1.      Representations and Warranties True.........................    29
   9.2.      Covenants and Agreements Performed..........................    29
   9.3.      Consents and Permits........................................    29
   9.4.      Legal Proceedings...........................................    29

ARTICLE X    TERMINATION.................................................    29

   10.1.     Termination.................................................    30
   10.2.     Effect of Termination.......................................    30
   10.3.     Liabilities in Event of Termination.........................    30

ARTICLE XI   INDEMNITY AND SURVIVAL......................................    30

   11.1.     Buyer's Indemnity...........................................    30
   11.2.     Seller's Indemnity..........................................    31


                                TABLE OF CONTENTS
                                  (Countinued)

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   11.3.     Claim Notice................................................    32
   11.4.     DAMAGES.....................................................    33
   11.5.     Survival and Time Limitation................................    34
   11.6.     Limitation on Indemnity.....................................    34
   11.7.     Sole Remedy.................................................    34

ARTICLE XII  TAX MATTERS.................................................    35

   12.1.     Liability for Taxes.........................................    35
   12.2.     Audits or Assessments.......................................    35

ARTICLE XIII RESOLUTION OF DISPUTES......................................    36

   13.1.     Agreement to Arbitrate......................................    36
   13.2.     Appointment of Arbitrator...................................    36
   13.3.     Authority of the Arbitrators................................    37
   13.4.     Place and Conduct of Arbitration............................    37
   13.5.     Payment and Finality of Award...............................    37
   13.6.     Use of the Courts...........................................    37
   13.7.     Arbitration Provision Enforceable...........................    38

ARTICLE XIV  MISCELLANEOUS...............................................    38

   14.1.     Notice......................................................    38
   14.2.     Governing Law...............................................    39
   14.3.     Entire Agreement; Amendments and Waivers....................    39
   14.4.     Severability................................................    39
   14.5.     Exhibits and Schedules......................................    39
   14.6.     Successors Bound; Third Parties.............................    39
   14.7.     Multiple Counterparts.......................................    40
   14.8.     Mutual Drafting.............................................    40
   14.9.     Further Assurances..........................................    40

EXHIBITS:

Exhibit A - Noncompetition Agreement
Exhibit B - Press Release
Exhibit C - Form of Subcontract

SCHEDULES:

Schedule 1.1         - Exclusions from Data
Schedule 2.7         - Allocation of Total Consideration
Schedule 3.1         - Jurisdictions
Schedule 3.3         - No Conflict
Schedule 3.4         - Seller's Consents, Approvals And Permits
Schedule 3.5(A)      - Specified Assets And Liabilities
Schedule 3.6         - Absence Of Changes
Schedule 3.7         - Title To Properties
Schedule 3.8         - Litigation, Judgments, Etc.
Schedule 3.9(A)      - Specified IP Rights
Schedule 3.9(B)      - IT Specified Assets
Schedule 3.9(D)      - Claims
Schedule 3.10(A)     - Confidentiality and Noncompetition Agreements
Schedule 3.10(B)(I)  - Specified Contracts
Schedule 3.10(B)(II) - Specified Contracts - Breach
Schedules 3.11       - Taxes
Schedules 3.12       - Business Employees
Schedules 3.13       - Insurance
Schedule 3.14        - Environmental Matters
Schedule 3.20        - Compliance with Laws
Schedule 6.1.        - Conduct and Preservation of the Business

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement"), dated and effective as of February 15, 2006, is by and between L.B. Foster Company, a Pennsylvania corporation ("Seller"), and The Reinforced Earth Company, a Delaware corporation ("Buyer").

                                    RECITALS:

     A. Seller is the owner of certain assets comprising the Business (as defined in Section 1.1).

     B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Specified Assets (as defined in Section 1.1), upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, Seller and Buyer agree as follow:

                                   ARTICLE I
                                   DEFINITIONS

     1.1. Definitions. In this Agreement:

     "AAA" shall have the meaning set out in Section 13.2(a);

     "Accounts Payable" shall mean all accounts payable (excluding all accounts payable in respect of Taxes accruing during the Pre-Closing Date Period), accrued expenses and other current liabilities (including prepaid sales and accrued freight) arising under the Specified Contracts and existing as of the Closing Date;

     "Adjustment Amount" shall have the meaning set out in Section 2.5;

     "Affiliate" of a Person shall mean a Person directly or indirectly controlled by, controlling or under common control with the other Person. For the purposes of this definition, "control" means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms "controlling" and "controlled" have correlative meanings;

     "Allocation of Total Consideration" shall have the meaning set out in
Section 2.7;

     "Alternative Arrangement" shall have the meaning set out in Section 7.10;

     "Applicable Law" shall mean any statute, law, rule, or regulation, or any judgment, order, ordinance, writ, injunction, or decree of, any Governmental Entity to which a specified Person or property is subject;

     "Award" shall have the meaning set out in Section 13.5;

     "Benefit Plan" shall have the meaning set out in Section 3.12;

     "Business" shall mean the mechanical stabilized earth business of Seller's Geotech/Retained Earth Division, excluding its soundwall business, and the products and services related thereto;

     "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks located in the Commonwealth of Virginia are authorized or obligated to close.

     "Business Employees" shall have the meaning set out in Section 3.12;

     "Buyer Benefit Plans" shall have the meaning set out in Section 7.12(d);

     "Buyer Indemnified Parties" shall have the meaning set out in Section 11.2;

     "Buyer's Closing Conditions" shall have the meaning set out in Article IX;

     "Buyer's Consents and Approvals" shall mean all consents, approvals, authorizations, licenses, actions, filings, notifications and other items listed in Schedule 4.4;

     "Claim" shall have the meaning set out in Section 11.1;

     "Claim Notice" shall have the meaning set out in Section 11.3;

     "Closing" shall have the meaning set out in Section 5.1;

     "Closing Conditions" shall mean, collectively, Seller's Closing Conditions and Buyer's Closing Conditions;

     "Closing Date" shall mean the date on which the Closing occurs;

     "Closing Date Net Asset Value" means the Net Asset Value as of the Closing Date;

     "Code" shall mean the Internal Revenue Code of 1986, as amended;

     "Confidential Information" shall have the meaning set out in Section
7.9(a);

     "Consents and Approvals" shall mean, collectively, Seller's Consents and Approvals and Buyer's Consents and Approvals;

     "Customer Information" shall have the meaning set out in Section 3.16;

     "Customers" shall mean all customers party to the Specified Contracts, a current list of which, together with certain other information about such customers and their Specified Contracts, is set forth in Schedule 3.10(B)(I);

     "Data" shall mean all data to the extent comprising or primarily related to the Specified Assets, including, without limitation, data generated, processed, computed, stored, created or otherwise manipulated by or a derivative of the Specified Assets, to the extent primarily related to the Specified Assets and of significance to the continued operation of the Business, except for data specifically excluded pursuant to Schedule 1.1 and not otherwise provided by Seller to Buyer;

     "Deferred Contract" shall have the meaning set out in Section 7.10;

     "Direct Claim" shall mean a Claim against an Indemnifying Party that does not involve damages being asserted against it or sought to be collected from it by a Third Party;

     "Dispute Deadline Date" shall have the meaning set out in Section 2.6(b);

     "Disputes" shall have the meaning set out in Section 13.1;

     "Disputing Party" shall have the meaning set out in Section 13.1;

     "Effective Date" shall mean the date first set forth above;

     "Encumbrances" shall mean liens, charges, pledges, options and other rights of ownership, mortgages, deeds of trust, security interests, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, claims, licenses and other rights of usage, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise;

     "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or other adversarial proceedings relating to any Environmental Law or Environmental Permit including, without limitation (i) any and all claims by governmental, territorial or regulatory authorities for enforcement, cleanup, removal, response, remedial or other similar actions or damages pursuant to any applicable Environmental Law and (ii) any and all claims by a third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health, property, or the environment resulting from exposures to or Releases of Hazardous Substances. An "Environmental Claim" includes, but is not limited to, a common law action, as well as a proceeding to issue, modify, terminate or enforce the provisions of an Environmental Permit or requirement of Environmental Law, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations or alleged violations of the applicable permit, license, or regulation;

     "Environmental Law" shall mean any federal, state, territorial, or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment or Hazardous Substances, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ' 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ' 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. ' 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ' 1251 et seq.; the Clean Air Act, 42 U.S.C. ' 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ' 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. ' 300f et seq.; the Toxic Substance Control Act, 15 U.S.C.

' 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ' 2701 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ' 5101 et seq.; the Atomic Energy Act, as amended, 42 U.S.C. ' 2011 et seq.; any laws regulating the use of biological agents or substances including medical or infectious wastes; and any corresponding or analogous foreign, territorial, state or local laws, regulations or ordinances, which may be applicable, as any such acts may be amended;

     "Environmental Permits" shall mean all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law;

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

     "Estimated Net Asset Value" shall mean $2,691,000.

     "Estimated Total Consideration" shall have the meaning set out in Section 2.4(b).

     "Excluded Assets" shall have the meaning set out in Section 2.2;

     "Excluded Liabilities" shall have the meaning set out in Section 2.3;

     "Fosmart" shall mean Fosmart, Inc., an Affiliate of Seller that holds title to and has rights associated with certain trademarks used by Seller in its operation of the Business;

     "Fosmart Marks" means certain trademarks owned by Fosmart and used in Seller's operation of the Business, including the Trademark;

     "GAAP" shall mean generally accepted accounting principles in the United States of America as consistently applied by Seller and as promulgated by the Financial Accounting Standards Board from time to time, with such exceptions to such generally accepted accounting principles as may be noted or otherwise referred to on any individual financial statement or schedule;

     "Governmental Entity" shall mean any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body (domestic or foreign);

     "Hazardous Substances" shall mean (i) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous air pollutants," "pollutants," "contaminants," "toxic chemicals," "toxics," "hazardous chemicals," "extremely hazardous substances," "regulated substances" or "pesticides" as defined as such in any applicable Environmental Law, (ii) any radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and radon in harmful quantities or concentration that are regulated by any Governmental Entity having jurisdiction in the location of such materials, and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity having jurisdiction in the location of such substances on the basis of potential hazards;

     "Hired Business Employees" shall have the meaning set out in Section
7.12(a);

     "Indemnified Party" shall have the meaning set out in Section 11.3(a);

     "Indemnifying Party" shall have the meaning set out in Section 11.3(a);

     "IT Specified Assets" shall have the meaning set out in Section 3.9(b);

     "Knowledge" shall mean the actual knowledge (unless otherwise provided for hereunder), of the applicable Person's executive officers and current division managers engaged in the Business, unless other individual(s) are specifically referenced.

     "Material Adverse Effect" shall mean, with respect to the Specified Assets, the Business, Seller or Buyer, respectively, any material adverse change or material adverse condition in or relating to the financial condition, results of operations, or business of the Specified Assets, Business, Seller or Buyer, respectively, or that impedes the ability of Seller or Buyer, respectively, to consummate the transactions contemplated hereby, or perform its obligations hereunder;

     "Net Asset Value" means the book value of the following Specified Assets determined in accordance with GAAP: (a) fixed assets primarily related to the Business but excluding the Excluded Assets, (b) work in progress, valued using the percentage of completion method employed by Seller consisting of costs incurred plus profit minus billing, (c) inventory related to the Business (but excluding the Excluded Assets), and (d) Miscellaneous Assets (as defined in
Schedule 3.5(A)(v)), all as of 10 a.m. (EST) on the Closing Date with respect to determination of the Closing Date Net Asset Value;

     "Neutral Accountants" means a nationally-recognized independent firm of certified public accountants mutually selected by Seller and Buyer or, if the parties fail to agree within thirty (30) days after the 30-day negotiation period set forth in Section 2.6(c), KPMG, or if KPMG is not available, PriceWaterhouse Coopers;

     "Noncompetition Agreement" shall mean a Noncompetition Agreement between Seller and Buyer as of the Closing Date, substantially in the form of Exhibit A;

     "Notice" shall have the meaning set out in Section 14.1;

     "Notice Period" shall have the meaning set out in Section 11.3(b);

     "Permits" shall mean any licenses, permits, consents, approvals, variances, exemptions, franchises, registrations and other authorizations of or from Governmental Entities, and shall include, without limitation, the Environmental Permits;

     "Person" shall mean any individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization, Governmental Entity or other entity;

     "Pre-Closing Date Period" shall have the meaning set out in Section
12.1(a);

     "Proceedings" shall mean all proceedings, actions, claims, suits, investigations, and inquiries by or before any Governmental Entity;

     "Real Property" shall have the meaning set out in Section 2.2(b).

     "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Substance into the environment or into or out of any property, including the movement of any Hazardous Substance through or in the air, soil, surface water, groundwater or property;

     "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties;

     "Seller Indemnified Parties" shall have the meaning set out in Section
11.1;

     "Seller's Closing Conditions" shall have the meaning set out in Article
VIII;

     "Seller's Consents and Approvals" shall mean all consents, approvals, authorizations, licenses, actions, filings, notifications and other items listed on Schedule 3.4;

     "Seller's Credit Agreement" shall have the meaning set out in Section 3.6;

     "Seller Tax Matter" shall have the meaning set out in Section 12.2;

     "Specified Assets" shall mean only the assets set forth or described on
Schedule 3.5(A) hereto, as may be modified at Closing by the agreement of the parties hereto;

     "Specified Contracts" shall mean the contracts, agreements, commitments and instruments with customers, suppliers, vendors, lessors, lessees, providers of others listed on Schedule 3.10(B)(I);

     "Specified IP Rights" shall have the meaning set out in Section 3.9(a);

     "Specified Liabilities" shall mean (i) the obligations arising or to be performed from and after the Closing under and with respect to the Specified Contracts; (ii) liabilities arising in connection with the operation of the Specified Assets after the Closing Date, and (iii) liability identified in
Schedule 3.5(A) as Specified Liabilities. The term "Specified Liabilities" shall not include, and hereby expressly excludes, the Excluded Liabilities;

     "Statement" shall have the meaning set out in Section 2.6(a);

     "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes, state income taxes and any liability for the payment of any combined or consolidated tax, including liability imposed pursuant to Treasury Regulations Section 1.1502-6), gross receipts taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, social security, excise taxes and other obligations of the same or similar nature to any of the foregoing, whether disputed or not;

     "Third Party" shall have the meaning set out in Section 11.3(a);

     "Total Consideration" shall have the meaning set out in Section 2.4(a);

     "Trademark" shall mean the trademark "Retained Earth", as described in
Schedule 3.9(A), which shall be included in the Specified Assets.

     1.2. Construction. In construing this Agreement, the following principles shall be followed:

          (a) the terms "herein," "hereof," "hereby," and "hereunder," or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed;

          (b) references to Articles, Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement;

          (c) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

          (d) no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;

          (e) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

          (f) the word "includes" and its syntactical variants mean "includes, but is not limited to" and corresponding syntactical variant expressions;

          (g) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;

          (h) the plural shall be deemed to include the singular, and vice versa;

          (i) each exhibit, attachment, and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail; and

          (j) the phrases "set forth in", "described in" and "included in" an identified Schedule means expressly referred to or contained in the identified Schedule.

                                   ARTICLE II
                                 THE ACQUISITION

     2.1. Agreement to Purchase and Sell. Upon the terms and subject to the conditions of this Agreement, Seller hereby agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer hereby agrees to purchase from Seller, at the Closing, all of the Specified Assets, free and clear of all Encumbrances, and to assume the Specified Liabilities. Buyer shall not assume and shall have no liability for the Excluded Liabilities, which Excluded Liabilities shall be retained by Seller.

     2.2. Excluded Assets. Other than the assets of Seller expressly defined herein as Specified Assets, the assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Specified Assets and shall remain the property of Seller after the Closing. Without limiting the generality of the foregoing, the following assets shall be specifically excluded from the transactions contemplated hereby and shall be considered part of the Excluded Assets:

          (a) Soundwall forms and other assets utilized in the soundwall business;

          (b) Any right, title or interest of Seller in any real property, including but not limited to such real property located in the state of Colorado ("Real Property");

          (c) All cash in Seller's possession as of the Closing Date, including without limitation all such cash attributable to the Business;

          (d) Seller's accounts receivable as of the Closing Date;

          (e) (i) All assets held under any "employee benefit plan" (as defined in section 3(3) of ERISA) currently or heretofore maintained or contributed to by Seller or any Affiliates of Seller; and (ii) contracts and obligations requiring the maintenance of or contribution to any such employee benefit plan;

          (f) All current or deferred income Taxes and all Seller's claims for refunds of Taxes and other similar governmental charges or assessments pertaining to the Pre-Closing Date Period or which do not relate to the Specified Assets;

          (g) Any books and records of Seller that Seller is required by law to retain; provided that Seller shall provide Buyer with copies of such retained books and records that relate to the Business or any of the Specified Assets;

          (h) All of Seller's right, title and interest in and to any contract exclusively associated with, as well as the assets (including associated books and records) exclusively used in connection with, the T-Rex I-25 Project (Seller's Project Reference No. G70012 and No. G70042), in Denver, Colorado;

          (i) Seller's books and records associated with the Project Ref. No. STP-1482(1)(2), Clearfield 200 South, Utah Department of Transportation, in Clearfield, UT;

          (j) All of Seller's rights, title and interest in and to any bonds issued on Seller's behalf, including but not limited to bid, performance and payment bonds;

          (k) All of Seller's rights pursuant to this Agreement and the instruments delivered hereunder; and

          (l) Any names or marks utilized by Seller in the conduct of its business, other than the Trademark.

     2.3. Excluded Liabilities. For purposes of this Agreement, the term "Excluded Liabilities" shall mean all liabilities and obligations of Seller (other than the Specified Liabilities), known or unknown, direct or contingent, choate or inchoate, arising out of, based upon, or relating to any event, condition, circumstance, act or omission occurring or existing before, on or after the Closing Date. Without limiting the generality of the foregoing, the Excluded Liabilities shall include:

          (a) subject to Buyer's obligation to mitigate liabilities arising out of the Specified Contracts by Buyer's commercially reasonable efforts, all liabilities and obligations of Seller arising out of, based upon or resulting from, (i) any Environmental Law or any Environmental Claim against Seller or the Business, (ii) Seller's operations of the Business (including Seller's operation of the Business on or at third-party sites), and (iii) any act, omission, occurrence, event, condition or circumstance occurring or existing at any time on or before the Closing Date and involving or related to the Specified Assets or the Business;

          (b) all liabilities and obligations arising out of the Excluded
     Assets;

          (c) subject to Buyer's obligation to mitigate liabilities arising out of the Specified Contracts by Buyer's commercially reasonable actions, all liabilities and obligations attributable to Seller's errors, omissions and misrepresentations prior to the Closing Date which directly relate to the Specified Assets or the Specified Contracts, subject to the last sentence of this Section 2.3.

Notwithstanding anything to the contrary in this Agreement, Seller shall have no liability with respect to any variance between job cost estimates with respect to any of the Specified Contracts and the actual cost of performing any of the Specified Contracts, except to the extent Seller's job cost estimates (as reflected in the Geotech job-by-job analysis included in Schedule 3.10 (B)(I) as of the date of its preparation) are patently unreasonable (as proven by Buyer through clear and convincing evidence) or intentionally inaccurate.

     2.4. Total Consideration.

          (a) Amount. Subject to adjustment in accordance with Section 2.5, the amount payable in consideration of the sale, transfer, conveyance, assignment and delivery by Seller of the Specified Assets, and payment for Seller's assumption of obligations under the Noncompetition Agreement (in addition to Buyer's assumption of the Specified Liabilities) (the "Total Consideration") shall be equal to the sum of (i) Four Million United States dollars (U.S.$ 4,000,000), and
     (ii) the Closing Date Net Asset Value.

          (b) Payment Terms. At the Closing, Buyer will pay to Seller, in immediately available funds in accordance with wiring instructions to be provided by Seller to Buyer at least five (5) Business Days prior to the Closing Date, an amount (the "Estimated Total Consideration") equal to the sum of (i) Four Million United States dollars (U.S.$4,000,000) and (ii) the Estimated Net Asset Value.

     2.5. Adjustment. The Estimated Total Consideration paid to Seller pursuant to Section 2.4(b) shall be adjusted to equal the Total Consideration payable to Seller pursuant to Section 2.4(a) as follows: (a) If the Closing Date Net Asset Value shall be less than the Estimated Net Asset Value, the amount paid as Estimated Total Consideration shall be reduced by such deficit, on a dollar-for-dollar basis, and Seller shall pay such amount as set forth in
Section 2.6. (b) If the Closing Date Net Asset Value shall be greater than the Estimated Net Asset Value, the amount paid as Estimated Total Consideration shall be increased by such excess, on a dollar-for-dollar basis, and Buyer shall pay such amount as set forth in Section 2.6. The amount by which the amount paid as Estimated Total Consideration shall be increased or decreased pursuant to this Section 2.5 shall be the "Adjustment Amount".

     2.6. Net Assets.

          (a) As promptly as practical after the Closing Date and receipt by Buyer of the necessary information, books and accounts, but in no event later than twenty (20) days thereafter, Buyer shall cause the preparation of, and deliver to Seller, a statement of the Closing Date Net Asset Value (the "Statement"), together with Buyer's calculations of the Adjustment Amount, and shall be accompanied by the payment of any portion of the Adjustment Amount which Seller (or Buyer) does not dispute is owed to Buyer (or Seller). Seller shall have the right to cause the preparation of the Statement in the event of Buyer's failure to perform its obligation under this Section 2.6(a).

          (b) The Statement and Buyer's (or Seller's) calculation of the Adjustment Amount shall become final and binding on Seller and Buyer on the 20th day following the date Buyer (or Seller) delivers the Statement and Buyer's (or Seller's) calculation of the Adjustment Amount (the "Dispute Deadline Date"), unless prior to the Dispute Deadline Date Seller (or Buyer) delivers notice to Buyer (or Seller) of its disagreement. Such notice shall set forth all of the disputed items together with proposed changes thereto, including an explanation in reasonable detail of the basis of proposed changes, and shall be accompanied by the payment of any portion of the Adjustment Amount which Seller (or Buyer) does not dispute is owed to Buyer (or Seller).

          (c) If Seller (or Buyer) has delivered a timely notice of disagreement, then Buyer and Seller shall use their good faith efforts to reach written agreement on the disputed items (in which case, such mutual agreement shall be conclusive as to the value of the Adjustment Amount). If all of the disputed items have not been resolved by Buyer and Seller by the 30th day following receipt by Buyer (or Seller) of the notice of disagreement, then the disputed items shall be submitted to the Neutral Accountants for binding arbitration within twenty (20) days after the end of the foregoing 20-day period. The Neutral Accountants shall complete their determination of the Adjustment Amount within fifteen (15) days from submission of the dispute, unless Buyer and Seller agree otherwise. The fees and expenses of such arbitration shall be borne 50% by Seller and 50% by Buyer, except that if the arbitrators determine that either party proceeded to arbitration in bad faith, or acted in bad faith during the course of the arbitration proceeding, then all expenses of such arbitration, plus interest at a rate of 1 1/2% per month on such unpaid portion of the Adjustment Amount, calculated from the Closing Date until the date of actual payment, shall be paid by the party that is determined to have acted in bad faith. For purposes of this provision, a party's failure to remit any portion of the Adjustment Amount which such party does not, in good faith, dispute is owed to the other party shall be considered "bad faith". The determination of the Closing Date Net Asset Value and the Adjustment Amount by such arbitration shall be final and binding upon the parties. Seller (or Buyer) shall pay the balance of the Adjustment Amount not yet paid within five (5) Business Days from the date of determination of the Adjustment Amount either by agreement of the parties or by the Neutral Accountants.

          (d) The Statement shall be prepared from Seller's books and records in accordance with GAAP, applied on a consistent basis.

     2.7. Allocation of Total Consideration. Seller and Buyer agree to allocate the Total Consideration (together with the Specified Liabilities) for the Specified Assets and the obligations under the Noncompetition Agreement, as set forth on Schedule 2.7 (the "Allocation of Total Consideration"). The Allocation of Total Consideration shall be completed in the manner required by Code Section 1060. Seller and Buyer further agree to comply with all filing, notice and reporting requirements described in Code Section 1060 and the Treasury Regulations promulgated thereunder, including the timely preparation and filing of Forms 8594 based on the Allocation of Total Consideration. Seller and Buyer hereby agree that they will report the federal, state, foreign and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation of Total Consideration.

     2.8. Receipts After Closing. After the Closing, Seller may receive funds, proceeds, contributions, refunds, rebates, payments or receipts that are attributable to the Specified Assets and are properly allocable to Buyer under the terms of this Agreement. Seller agrees to remit or cause to be remitted any of the foregoing to Buyer, within five (5) Business Days of receipt thereof. Buyer agrees to remit to Seller within five (5) Business Days of receipt thereof, any funds, proceeds, contributions, rebates, payments or receipts that are attributable to the Excluded Assets and are properly allocable to Seller under the terms of this Agreement. If Seller receives any invoices (not used in the determination of the Adjustment Amount) after Closing properly allocable to work in progress included in the Specified Assets, Buyer shall either pay such invoice directly or remit to Seller within five (5) Business Days of receipt thereof, the amount of such invoices.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer the following:

     3.1. Corporate Existence and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Pennsylvania and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction necessary to consummate the transactions contemplated under this Agreement, as set forth in Schedule 3.1. Seller has the corporate power to own, operate and lease its properties and to carry on its business as presently conducted.

     3.2. Power and Authority; Enforceability. Seller has all requisite corporate power and authority to enter into this Agreement and all other documents to be entered into by Seller in connection with the consummation of the transactions contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement and all other documents entered into by Seller in connection with the consummation of the transactions contemplated hereby have been duly authorized, executed and delivered on behalf of Seller and, assuming due authorization, execution and delivery by Buyer, constitute the legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, except that (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and (b) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

     3.3. No Conflict. The execution, delivery, and performance of this Agreement by Seller and the consummation by it of the transactions contemplated hereby do not and will not (a) violate or breach the certificate of incorporation or by-laws (or equivalent organizational documents) of Seller, (b) violate or breach any Applicable Law or Permit binding upon Seller, (c) except as set forth in Schedule 3.3, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any other Person any rights of termination, amendment, or cancellation of, any Specified Contract or any other contract to which Seller is a party, or acceleration of any obligation of Seller thereunder, or result in the creation of any Encumbrance on any of the Specified Assets pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument relating to the Specified Assets to which Seller is a party or by which any of the Specified Assets is bound or affected.

     3.4. Consents, Approvals and Permits. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Entity, or any other Person (including without limitation any Customer), is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby, except as set forth on
Schedule 3.4. Seller holds all Permits listed on Schedule 3.4, and such Permits are all Permits necessary or required for Seller's conduct of the Business, except as indicated in Schedule 3.4. All of such Permits are in full force and effect and Seller is in substantial compliance with each such Permit, except as set forth in Schedule 3.4. Except as disclosed in Schedule 3.4, no notice has been received by Seller and no Proceeding is pending or threatened with respect to any alleged failure by Seller to have any such Permit or not to be in compliance therewith. Except as set forth on Schedule 3.4, no event has occurred and is continuing which requires, or after notice or lapse of time or both would require, any modification or termination of any such Permit held by Seller. Notwithstanding the foregoing, all Environmental Permits shall be governed also by Section 3.14.

     3.5. Statements.

          (a) Specified Assets and Liabilities. Schedule 3.5(A) sets forth the Specified Assets and the Specified Liabilities.

          (b) Financial Information. To Seller's knowledge, Seller has provided to Buyer true and correct copies of all financial schedules requested by Buyer relating to the Specified Assets.

     3.6. Absence of Changes. Except as set forth in Schedule 3.6, since December 31, 2005, there has been (a) no change in (i) the assets, liabilities or financial condition of the Business or (ii) the condition (other than financial) of the Specified Assets, other than, with respect to clauses (i) and
(ii) hereof, changes in the ordinary course of business the effect of which changes has not caused, individually or in the aggregate, a Material Adverse Effect with respect to the Business or the Specified Assets; (b) no damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect with respect to the Business or the Specified Assets; (c) no labor dispute that has caused, individually or in the aggregate, a Material Adverse Effect with respect to the Business; (d) no transfer of any intellectual property rights relevant to the Business: (e) no mortgage or pledge of any assets of the Business other than pursuant to that certain Amended and Restated Revolving Credit and Security Agreement, dated May 5, 2005, entered into by Seller and certain of its Affiliates, as Borrowers, and PNC Bank, National Association and other lenders party thereto, as subsequently amended ("Seller's Credit Agreement"); (f) no motion, order, brief, settlement agreement or other papers filed in any Proceeding; (g) no change in the manner in which the books of account relating to the Business or the Specified Assets have been maintained nor any change in any of its accounting methods or practices; (h) no claim has been filed or reasonably anticipated to be filed which claims would have a Material Adverse Effect with respect to the Business or the Specified Assets, or
(i) no agreement or commitment of do any of the foregoing.

     3.7. Title to Properties. Seller has good and merchantable title to all of the Specified Assets, free of any Encumbrances, subordination or adverse claim, except as set forth in Schedule 3.7, or for such imperfections of title and Encumbrances as do not individually or in the aggregate materially detract from the value of the Specified Assets or have a Material Adverse Effect with respect to the Business.

     3.8. Litigation, Judgments, Etc. Except as set forth in Schedule 3.8, there are no Proceedings pending or, to the Knowledge of Seller, threatened (excluding any rulemaking, investigation or similar proceeding of general applicability and any appeal or petition for review relating thereto) to which Seller is a party that involves the Business or any of the Specified Assets, and Seller is not subject to any judgment, order, writ, injunction, decree, consent, stipulation or award of or any agreement with any Governmental Entity or arbitrator having jurisdiction over it which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Business or the Specified Assets. Seller has not received any notice of default or violation and, to its Knowledge, except as set forth in Schedule 3.8, Seller is in substantial compliance with any judgment, order, writ, injunction, decree, consent, stipulation, award or agreement applicable to it of any Governmental Entity or arbitrator having jurisdiction over it with respect to the Business or the Specified Assets.

     3.9. Intellectual Property and IT.

          (a) IP Rights. Schedule 3.9(A) sets forth a list of all patents, patent applications, trademarks (whether registered or not), trademark applications, trade names, copyrights, patent or know-how licenses (wherein Seller is either licensee or licensor) or other intellectual property rights exclusively used in the ordinary course of the Business (the "Specified IP Rights").

          (b) IT Assets. Schedule 3.9(B) sets forth a list of all hardware, software, systems, licenses, agreements or other information technology assets which are exclusively used in the ordinary course of the Business (the "IT Specified Assets").

          (c) Documents and Information. To Seller's Knowledge (including Knowledge after having made diligent inquiry), Seller has delivered to Buyer complete and accurate copies of all documents and information of material significance related to rights of Seller in the Data, the Specified IP Rights and the IT Specified Assets, or the use or exploitation thereof.

          (d) Claims. Except as set forth on Schedule 3.9(D) and to Seller's Knowledge (including Knowledge after having made diligent inquiry): (i) there is no unauthorized use, infringement, or misappropriation of any of the Data, any of the Specified IP Rights or any of the IT Specified Assets by any Person; and (ii) none of the Data, the Specified IP Rights or the IT Specified Assets infringe or have infringed any intellectual property right of any third party. Seller is not subject to any confidentiality obligation with respect to trade secrets, know-how or other materials related to the Data, the Specified IP Rights and the IT Specified Assets. Seller has not received notice of breach or default with regard to, and to Seller's Knowledge (including Knowledge after having made diligent inquiry), Seller is not in breach in any material respect of, any agreement, commitment, contractual understanding, license, sublicense, assignment, or indemnification which relates to any of the Data, the Specified IP Rights or the IT Specified Assets and have not taken, or failed to take, any action that would preclude or hinder the protection or enforcement of the Data, the Specified IP Rights or the IT Specified Assets.

          (e) Validity, etc. Except as set forth in Schedule 3.9(E): (i) the Specified IP Rights are in good standing and, to the Knowledge of Seller, are valid and enforceable; (ii) all registrations for copyrights, patent rights and trademarks identified in Schedule 3.9(A) are in full force and, to the Knowledge of Seller (including Knowledge after having made diligent inquiry), valid and all applications to register any unregistered copyrights, patent rights or trademarks so identified are pending and in good standing, all without challenge by any third party; and (iii) except for the Fosmart Marks, Seller has the sole and exclusive right to bring actions for infringement, misappropriation or unauthorized use of the Specified IP Rights, and, to the Knowledge of Seller, there is no basis for any such action. Copies of all registrations or current applications relating to the Specified IP Rights identified in Schedule 3.9(A) have been made available to Buyer.

          (f) Right to Transfer. Without limiting the generality of other provisions of this Agreement and except for the Fosmart Marks as indicated in Schedule 3.9(E), Seller has good and merchantable title to, or the unrestricted license to use the Specified IP Rights and IT Specified Assets, free or any Encumbrances, subordination or adverse claims, and has the right to assign, sell, transfer or convey such Specified IP Rights and IT Specified Assets as contemplated in this Agreement, including but not limited to the assignment of Specified IP Rights used by Seller in the Business pursuant to a license granted to Seller.

     3.10. Contractual Obligations.

          (a) General. Except as set forth in Schedules 3.10(A), Seller is not a party to any of the following, whether written or oral:

               (i) confidentiality agreement related to the Business; or

               (ii) agreement that purports to limit its freedom to compete with respect to the Business in any line of business or in any geographic area.

          (b) Specified Contracts. With regard to the Specified Contracts:

               (i) Set forth on Schedule 3.10(B)(I) is (x) a list of all contracts, agreements, leases and instruments (including all amendments, supplements, and modifications thereto) included in the Specified Assets and to which Seller is a party or by which any of the Specified Assets is otherwise bound or affected, and (y) with respect to each Specified Contract with a Customer, such Customer's address, the contract amount, job name and other information with respect to such Specified Contract, including the Geotech job-by-job analysis report.

               (ii) Each Specified Contract is a legal and valid agreement, arrangement or commitment of Seller to which it is a party, enforceable against Seller in accordance with its terms and is a legal and valid agreement, arrangement or commitment of each other party thereto, enforceable against such party in accordance with its terms, except in each case where enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and except where enforceability is subject to the application of equitable principles or remedies or as would not have, individually or in the aggregate, a Material Adverse Effect with respect to Seller or the Business. Each Specified Contract with a Customer has been duly entered into by such Customer. True and complete copies of the Specified Contracts have been delivered to or otherwise made available to Buyer, and the information regarding Customers and their Specified Contracts set forth in Schedule 3.10(B)(I) is true and correct in all material respects.

               (iii) Except as set forth in Schedule 3.10(B)(II), Seller has not received any claim or notice of, and Seller otherwise has no Knowledge (including Knowledge after diligent inquiry) of any threatened claim or notice of, any breach, violation or default, and Seller is not in breach, violation or default, or but for a requirement that notice be given or that a period of time elapse or both, would be in breach, violation or default, under any Specified Contract which defaults, in each case, individually, or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to the Business. Seller has complied in all material respects with all commitments and obligations under each such Specified Contract to which it is a party. Any designs, drawings and engineering work performed by Seller under any Specified Contract are free from errors or omissions.

               (iv) Seller has no Knowledge (including Knowledge after diligent inquiry) of any breach, violation or default of any obligation to be performed by any other party to any Specified Contract to which Seller is a party or any other contract pursuant to which any of the Specified Assets is otherwise bound or affected.

     3.11. Taxes. Except as set forth in Schedule 3.11, (i) all Returns required to be filed by or on behalf of Seller on or before the Closing Date with respect to the Business or the Specified Assets have been duly filed on a timely basis,
(ii) such Returns are true, complete and correct, (iii) all Taxes which were shown to be due on such Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and (iv) no other Taxes, to Seller's Knowledge (including Knowledge after diligent inquiry), are payable by Seller with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to the Pre-Closing Date Period; provided, however, that the representations and warranties set forth in this Section 3.11 are made only to the extent that they relate to (i) Taxes that are or may become liens on the Specified Assets or (ii) are Taxes for which Buyer is or may be liable as a transferee, successor, purchaser or in a similar capacity with respect to the Specified Assets. There are no liens for Taxes (other than for Taxes not yet due and payable) upon the Specified Assets.

     3.12. Employment Matters. Schedule 3.12(A) is a complete and accurate list, as of the Effective Date, of all employees of Seller who devote their time and effort exclusively to the operation of the Specified Assets and the conduct of the Business, but excluding Mr. Duane Hanlon, Mr. Peter Blunt, Mr. Nicholas Santucci and Mr. Alec Bloem (the "Business Employees"), and such schedule lists their respective names, positions, current compensation (including salaries, wages, commissions, bonuses and other payments), and dates of employment. Seller is not (i) a party to, or bound by, any collective bargaining agreement or any other labor agreement covering or relating to any Business Employee, (ii) in receipt of any demand for recognition by, and has not recognized, any labor organization as the exclusive bargaining representation of any Business Employee, (iii) a party to, or bound by, any contract for the employment of any Business Employee, or (iv) the subject of any Proceeding asserting that Seller has committed an unfair labor practice or is seeking to compel it to bargain with any labor organization as to wages or conditions of employment with respect to any Business Employee. Each employee benefit plan program, policy or other benefit ("Benefit Plan") maintained, sponsored, participated in or contributed to by Seller for the benefit of any Business Employee has been operated and administered in all material respects in accordance with its terms and Applicable Laws, including but not limited to ERISA and the Code. There is no current or pending investigation or audit by the Internal Revenue Service, the Department of Labor or any other Governmental Entity of any such Benefit Plan. There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Seller, threatened with respect to any such Benefit Plan or against the assets of any such Benefit Plan.

     3.13. Insurance. Schedule 3.13 sets forth a description (including without limitation the issuers of and the amounts of coverage) of (a) all insurance policies which are owned or maintained by Seller or its Affiliates with respect to the Specified Assets or the Business and (b) all insurance certificates issued on Seller's behalf or at Seller's request with respect to the Business. All of such insurance policies are in full force and effect, and all premiums therefore payable for periods prior to the Closing Date have been fully paid. Except as set forth in Schedule 3.13, no notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by Seller.

     3.14. Environmental Matters. Except as set forth in Schedule 3.14, (a) Seller has obtained all Environmental Permits that have been or are required in connection with the Business, (b) Seller has been, and Seller is, in substantial compliance with all terms and conditions of all requirements of Environmental Law and Environmental Permits applicable to or required in connection with the Business, (c) Seller has not received any written notice from a Governmental Entity of any actual or alleged violation or liability arising under any requirements of such Environmental Law or Environmental Permits, (d) no Environmental Claims are threatened or are presently pending against Seller relating to the Specified Assets or to present or past operations of the Business and (e) to the Knowledge of Seller no condition or set of facts or circumstances exists that could reasonably be expected to give rise to an Environmental Claim against Seller or Buyer relating to the Specified Assets or to present or past operations of the Business. To Seller's Knowledge (including Knowledge after having made diligent inquiry) and except as set forth in
Schedule 3.14, Seller has identified and made available to Buyer every environmental investigation, study, audit, test and other analysis conducted by or for or in the possession of Seller or the Business in relation to the Specified Assets, the Business, or any existing or potential Environmental Claim or liability under Environmental Law with respect to the Business or the Specified Assets.

     3.15. Condition of Assets. With respect to the physical condition and location of the tangible Specified Assets, the tangible Specified Assets are being sold on an "AS IS WHERE IS" basis.

     3.16. Accurate and Complete Records; Customer Information. Copies of the books, ledgers, and financial records of the Business for the period of time which is not less than three years prior to the Effective Date or any such longer period of maintenance or retention as may be required by Applicable Laws have been made available or provided to Buyer. Without limiting the generality of the foregoing, copies of all material written information and documentation in

Seller's possession or under Seller's control relating to the Specified Contracts with Customers or the Business (collectively, "Customer Information") have been made available to or provided to Buyer; and such Customer Information is accurate and complete and does not contain any material discrepancies.

     3.17. Brokerage Arrangements. Seller has not entered (directly or indirectly) into any agreement with any person, firm or corporation that would obligate Buyer to pay any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.

     3.18. No Misleading Statements. The representations and warranties of Seller contained in this Agreement, the Schedules and all other certificates and documents delivered at the Closing to Buyer and its representatives in connection with the transactions contemplated by this Agreement do not and will not include any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements made not misleading.

     3.19. Sufficiency of Properties, Assets and Employees. Except as set forth in Schedule 3.19, the Specified Assets and the Business Employees constitute substantially all of the properties, assets, rights, interests and employees which are used in, and are necessary for, the operation of the Business as it is conducted on the Effective Date and on the Closing Date. Notwithstanding the above, Buyer acknowledges that the Business Employees do not perform Seller's corporate functions. As of the Closing Date, there are no Persons other than Seller who own or hold any right, title or interest in or to the Specified Assets or the Business.

     3.20. Compliance With Laws. Seller is in compliance with all Applicable Laws with respect to the Business, except as disclosed on Schedule 3.20.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     4.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with corporate power to carry on its business as now being conducted.

     4.2. Power and Authority; Enforceability. Buyer has all requisite corporate power and authority to enter into this Agreement and all other documents to be entered into by Buyer in connection with the consummation of the transactions contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement and all other documents entered into by Buyer in connection with the consummation of the transaction contemplated hereby have been duly authorized, executed and delivered on behalf of Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except that (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and (b) the remedy of specific performance and injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

     4.3. No Conflict. The execution, delivery and performance of this Agreement by Buyer does not and will not (a) violate or breach the certificate of incorporation or by-laws of Buyer, (b) violate or breach any Applicable Law binding upon Buyer, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any other Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument relating to such assets or properties to which Buyer is a party or by which any of such assets or properties is bound or affected.

     4.4. Consents, Approvals and Permits. No consent, approval, authorization, license, order, or permit of, or declaration, filing, or registration with, or notification to, any Governmental Entity, or any other Person, is required to be made or obtained by Buyer or any of its Affiliates in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and (b) as may be necessary as a result of any facts or circumstances relating solely to Seller.

     4.5. Financing. Buyer has available sufficient funds to consummate the transactions contemplated hereby, including payments under Article II hereof to be made at the Closing.

                                    ARTICLE V
                                     CLOSING

     5.1. Closing. The closing (the "Closing") shall be held on February 21, 2006 at Buyer's offices in Vienna, VA, at 10:00 a.m. (EST), or at such other place and time, or on such other date, as the parties may agree.

     5.2. Deliveries by Seller at Closing. At the Closing, Seller will deliver the following documents to Buyer, each in form and substance reasonably satisfactory to Buyer:

          (a) A certificate executed on behalf of Seller by the president, senior vice president, or vice president of Seller, dated the Closing Date, representing and certifying as to the matters set forth in Sections 9.1 and 9.2.

          (b) The certificates, instruments, and documents listed below, each in form and substance reasonably satisfactory to Buyer.

               (i) Assignments (including with respect to the Trademark, an assignment duly executed by Seller's Affiliate Fosmart, Inc.), bills of sale, certificates of title, documents and other instruments of transfer and conveyance of the Specified Assets to be transferred, each dated as of the Closing Date and in form and substance reasonably satisfactory to Buyer and sufficient to vest in Buyer good and marketable title to the Specified Assets to be transferred, free and clear of all Encumbrances, including a Bill of Sale, Assignment and Assumption Agreement.

               (ii) All books and records of Seller to the extent related to the Specified Assets and Specified Liabilities to be transferred and assumed, respectively, and all Customer Information existing as of the Closing to the extent not delivered to Buyer prior to Closing.

               (iii) Evidence of Seller's Consents and Approvals which have been obtained regarding the Specified Assets and Specified Liabilities to be transferred and assumed, respectively.

               (iv) Such other certificates, instruments of conveyance, and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

               (v) Documentation reasonably satisfactory to Buyer that Seller's banks have released any Encumbrances relating to or arising out of Seller's Credit Agreement in, to or with respect to the Specified Assets.

          (c) An original counterpart of the Noncompetition Agreement dated the Closing Date fully executed by Seller.

          (d) Evidence of Seller's Board of Directors' resolutions authorizing Seller's execution, delivery and performance of this Agreement and the transactions contemplated herein.

     5.3. Deliveries by Buyer at Closing. At the Closing, Buyer will deliver the following to Seller, each in form and substance reasonably satisfactory to
Seller:

          (a) The Estimated Total Consideration payable to Seller pursuant to
     Section 2.4(b), wired in immediately available funds to an account designated by Seller as set forth in Section 2.4(b).

          (b) A certificate executed by the president, senior vice president or vice president of Buyer, dated the Closing Date, representing and certifying as to the matters set forth in Sections 8.1 and 8.2.

          (c) Evidence of the Consents and Approvals regarding the Specified Assets and Specified Liabilities to be transferred and assumed, respectively.

          (d) Such other certificates, instruments, and documents as may be reasonably requested by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

          (e) An original counterpart of the Noncompetition Agreement dated the Closing Date fully executed by Buyer.

          (f) A Bill of Sale, Assignment and Assumption Agreement wherein Buyer agrees to assume and duly perform all Specified Liabilities.

          (g) Evidence of Buyer's Board of Directors' resolutions authorizing Buyer's execution, delivery and performance of this Agreement and the transactions contemplated herein.

                                   ARTICLE VI
                            ACTIONS PRIOR TO CLOSING

     6.1. Conduct and Preservation of Business. During the period from the Effective Date to the Closing Date, except as provided in Section 6.2, Seller shall conduct its operations with respect to the Specified Assets and the Specified Liabilities according to its ordinary course of business consistent with past practice (including the performance of Seller's obligations under the Specified Contracts) and in compliance with all Applicable Laws, except as set forth in Schedule 6.1, and shall take all actions reasonably necessary to preserve, maintain, and protect its assets, rights, and properties with respect to the Specified Assets and the Specified Liabilities.

     6.2. Restrictions on Certain Actions. Without limiting the generality of
Section 6.1, prior to the Closing Date Seller shall not, without the prior written consent of Buyer:

          (a) Except with respect to Encumbrances in Seller's inventory and receivables created pursuant to Seller's Credit Agreement, mortgage, or pledge any of the Specified Assets, tangible or intangible, or create or suffer to exist any material lien thereupon;

          (b) Other than within the ordinary course of business, acquire any assets for or relating to the Business, or sell, lease, transfer, or otherwise dispose of, directly or indirectly, any Specified Assets;

          (c) terminate, amend, modify, or change any Specified Contract or enter into any additional contract other than in the ordinary course of business;

          (d) settle or resolve any pending or threatened Proceeding, unless such settlement or resolution creates no current or future obligation or Encumbrance with respect to the Specified Assets;

          (e) other than in the ordinary course of business, agree to any of the foregoing.

In addition to the consent required from Buyer as set forth above, Seller agrees, with respect to the actions described in clause (c) above, to notify Buyer in writing at the earliest practicable date in the event Seller desires to undertake any such action or in the event any such action is necessary for the preservation and/or conduct of the Business, which notice in each case shall include a reasonably detailed description of the action desired by Seller.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

     7.1. Cooperation. For a period of sixty (60) months commencing on the Effective Date, each party agrees that it will cooperate with and make available to the other party during normal business hours, all books and records, information (including Customer Information), information technology systems and other facilities, and employees (to the extent such employees are available without substantial disruption of employment) of or relating to the Business retained and remaining in existence after the Closing Date which are necessary or useful in connection with (i) any Tax inquiry, audit, investigation, or dispute, (ii) any Proceeding or audit by a Governmental Entity, or (iii) any other matter requiring any such books and records, information, or employees for any reasonable business purpose, including to allow Buyer or Seller to make inspections as reasonably required. The party requesting any such books and records, information (including Customer Information), or employees shall (x) bear all of the out-of-pocket costs and expenses (including attorneys' fees and reimbursement for the salaries and employee benefits for those employees who are made available) reasonably incurred in connection with providing such books and records, information (including Customer Information), or employees, except that Seller shall bear all such out-of-pocket costs and expenses incurred by Seller, and shall reimburse all such out-of-pocket costs and expenses incurred by Buyer promptly on demand, with respect to the investigation of any complaint or dispute initiated by any Customer or former Customer with respect to activities of Seller or the Business prior to the Closing and Buyer shall bear all such out-of-pocket costs and expenses incurred by Buyer, and shall reimburse all such out-of-pocket costs and expenses incurred by Seller promptly on demand, with respect to the investigation of any complaint or dispute initiated by any Customer with respect to activities of Buyer or the Business after the Closing; and (y) hold in strict confidence and shall not disclose to any Person any Confidential Information in accordance with Section 7.9. For a period commencing on the Closing Date and continuing as provided in Buyer's document retention policy then in effect, Buyer agrees to maintain books and records transferred by Seller as part of the Specified Assets; provided, however, that if Buyer elects to destroy such books and records less then five (5) years after the Closing Date, Buyer shall notify Seller of such election, and Seller shall have ten (10) Business Days to request from Buyer a copy of such books and records, to be provided by Buyer at Seller's expense.

     7.2. Regulatory Issues and Other Authorizations and Consents.

          (a) Filings. Each party shall use all commercially reasonable efforts to obtain all authorizations, consents, orders, and approvals of, and to give all notices to and make all filings with, all Governmental Entities and other Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations under this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings; provided that (i) promptly following execution of this Agreement, Seller shall take the initiative to obtain consents for assignment of Specified Contracts, but Seller shall not be required to incur any material cost or liability to obtain any such consents; (ii) Buyer shall not be required to incur any material cost or liability with respect to any of Seller's Consents and Approvals and (iii) Seller shall not be required to incur any material cost or liability with respect to any of Buyer's Consents and Approvals. To the extent required by Applicable Laws, each party shall, in each case after review of such filing or information (as the case may be) by the other party hereto, (x) file or cause to be filed with the appropriate Governmental Entities, as promptly as practicable but in no event later than the fifth Business Day after the Effective Date, all reports, applications and other documents required to be filed by such party under Applicable Laws concerning the transactions contemplated hereby and (y) promptly comply with or cause to be complied with any requests by such Governmental Entities for additional information concerning such transactions, in each case so that any such authorization, consent, order or approval shall be granted as soon as practicable after the Effective Date. In the event (i) any filing described in the immediately preceding sentence is made without prior review by the non-filing party, or (ii) any such filing made is not one of Seller's Consents and Approvals (if the filing is made by Seller) or one of Buyer's Consents and Approvals (if the filing is made by Buyer) the party making such filing shall reimburse the non-filing party promptly on demand all out-of-pocket costs and expenses (including attorneys' fees) reasonably incurred by the non-filing party in connection with monitoring such filing and any Proceeding related thereto (including, if deemed necessary or appropriate by the non-filing party, intervening with respect to such Proceeding).

          (b) Third Party Consents. Each party shall use its commercially reasonable efforts (but shall not be required to incur any material cost or liabilities) to assist the other party in obtaining any consent of third parties necessary or advisable in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller shall use commercially reasonable efforts to assist Buyer in obtaining any Permits necessary or advisable to assign to Buyer the Specified Contracts and otherwise to consummate the transactions contemplated hereby.

     7.3. Public Announcements. Seller and Buyer agree that after the Effective Date, each party shall have the right to issue a press release with respect to this Agreement and the transactions contemplated hereby substantially in the form of Exhibit B. Thereafter Buyer and Seller and their respective Affiliates shall have the right from time to time to issue any press release or make any public statement regarding the transactions contemplated hereby, subject (in each case where the content of such the press release or public statement is not substantially in the form of Exhibit B) to the prior approval of the other party except as may be, in the sole judgment of the party desiring disclosure, required or appropriate under Applicable Law.

     7.4. Amendment of Schedules. Each party agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules with respect to any matter hereafter arising or discovered which, if existing or known as the date of this Agreement, would have been required to be set forth or described in the Schedules; provided, however, that for the purposes of determining whether the Closing Conditions have been fulfilled, the Schedules shall be deemed to include only that information contained therein on the Effective Date and shall be deemed to exclude all information contained in any supplement or amendment thereto.

     7.5. Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred.

     7.6. Transfer Taxes. All sales, use, transfer, filing, recordation, registration and similar Taxes and fees arising from or associated with the transactions contemplated hereunder, whether levied on Buyer or Seller shall be borne by Buyer. Seller and Buyer shall file all necessary documentation with respect to, and Buyer shall make all payments of, such Taxes and fees on a timely basis or, if Seller makes such payments, Buyer shall reimburse Seller within five (5) Business Days after receipt of notification from Seller. Within thirty (30) Business Days after Closing, Buyer shall provide to Seller appropriate state exemption certificates that may be applicable to the transactions contemplated hereunder.

     7.7. Casualty Loss. Notwithstanding anything to the contrary in this Agreement, in the event of damage by fire or other casualty to the Specified Assets prior to Closing, this Agreement shall remain in full force and effect, there shall be no reduction in the Total Consideration and no failure of a condition to Closing shall be deemed to exist by virtue of such event if, in any such event Seller, at its option, (i) repairs such damage (which Seller shall have no obligation to do), (ii) collects (and when collected pays over to Buyer) any insurance claims related to such damage, or (iii) assigns to Buyer such insurance claims; provided, however, that if such loss has a Material Adverse Effect with respect to Seller or the Business, Buyer may elect, as its option, to terminate this Agreement. In the event Buyer elects not to terminate this Agreement as aforesaid, the foregoing provisions of this Section shall apply, and the Closing Date shall be delayed until the date on which all necessary operations have been restored in order that there is no longer a Material Adverse Effect with respect to Seller or the Business, but such date shall not be later than the relevant date set forth in Section 10.1(b).

     7.8. Insurance. If any claims are made or losses occur prior to the Closing Date that relate solely to the Specified Assets and such claims, or the claims associated with such losses, may be made against or under the policies retained by Seller or its Affiliates after the Closing, then Seller shall use its reasonable commercial efforts so that Buyer can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies. Seller and its Affiliates shall be reimbursed by Buyer (or otherwise indemnified and held harmless) for any losses or other costs incurred by Seller or its Affiliates (including by way of any reduction in, or loss of, available insurance to cover other insurable losses or associated expenses of Seller or its Affiliates) arising out of Buyer pursuing these claims under such policies.

     7.9. Confidentiality.

          (a) Seller has had access to, and has gained knowledge with respect to the Business and the Specified Assets, and relating to Buyer and its Affiliates, and the related trade secrets, financial results and information, processes and techniques, plans, research, designs, concepts, methods of doing business and information concerning customers and suppliers, and other valuable and confidential information, which is not generally known to the public (the "Confidential Information"). Seller and Buyer acknowledge that unauthorized disclosure or misuse of the Confidential Information following the date of this Agreement may cause irreparable damage to Buyer. Accordingly, for a period of four (4) years commencing on the Effective Date, Seller agrees to hold in strict confidence and not disclose to any Person any Confidential Information obtained by Seller while Seller was conducting the Business or while Seller owned any of the Specified Assets.

          (b) Nothing in this Section 7.9 shall prevent Seller from using or disclosing any such Confidential Information as counsel to Seller advises should be used or disclosed in connection with litigation or pursuant to Applicable Law or in the course of a defense of a claim assumed by Seller as an Indemnifying Party pursuant to Section 11.3 or, to the extent necessary, in the course of collecting any accounts receivable, or in connection with a Deferred Contract or as permitted under Section 7.3

          (c) Seller agrees to indemnify and hold harmless Buyer and its representatives from and against any Claim arising out of any breach of their obligations under this Section 7.9. Seller and Buyer agree that because an award of money damages (whether pursuant to the foregoing sentence or otherwise) would be inadequate for any breach of this Section 7.9, any such breach would cause Buyer irreparable harm. Seller also agrees that in the event of any breach or threatened breach of this Section 7.9, Buyer will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. The Claim procedures set forth in Section 11.3 shall apply with respect to any indemnification sought pursuant to this section. If buyer asserts a Claim against Seller under this Section 7.9(c), the prevailing party shall be entitled to recover its legal fees and costs from the other party.

     7.10. Consents. Without limiting Seller's and Buyer's respective rights pursuant to Articles VIII or IX with respect to Seller's or Buyer's obligations to close, in the event Seller or Buyer, as applicable, waives its rights under Sections 8.3 or 9.3, respectively, and Seller and Buyer elect to proceed with the Closing notwithstanding the fact that not all Consents and Approvals have been obtained, the parties further agree that Seller shall retain, until such time as all Consents or Approvals shall have been obtained, all rights to and liabilities under any Specified Contract to which any required consent or approval listed on Schedule 3.4 pertains if such consent or approval has not been obtained prior to Closing (the "Deferred Contract"). Until the assignment of the Deferred Contract, (a) Buyer shall continue to use all commercially reasonable efforts and Seller shall fully cooperate with Buyer to obtain all required consents or approvals to remove any other impediments to such assignment, and (b) Seller shall cooperate with Buyer (and Buyer shall cooperate with Seller) in any arrangement to provide (to the extent permitted without breach of such Deferred Contract or Applicable Law) Buyer with the benefits and burdens of such Deferred Contract after the Closing Date to the same extent as if such Deferred Contract had been assigned to Buyer (such arrangement, an "Alternative Arrangement"). Seller and Buyer shall agree in good faith as to the terms of such Alternative Arrangement, which arrangement may consist of an arrangement pursuant to which Seller subcontracts Buyer to perform under the Deferred Contracts, substantially in the form of the Subcontract attached hereto as Exhibit C. If, subsequent to the Closing, Seller shall obtain all required consents or approvals required to assign any Deferred Contract, the Deferred Contract for which consent or approval to assign has been obtained shall at that time be deemed to be conveyed, granted, bargained, sold, transferred, setover, assigned, released, delivered and confirmed to Buyer and assumed by Buyer, without need of further action by Seller or of further documentation except for notice from Seller to Buyer that such consent or approval has been obtained; and from and after the effective date such Deferred Contract is assigned to Buyer,
(x) no party shall have any further liability under the Alternative Arrangement related thereto, and (y) the Deferred Contract shall be deemed to be a Specified Asset and Specified Liability. Seller's obligations pursuant to the Non-competition Agreement with respect to any Deferred

Contract shall be of no effect unless and until Buyer has assumed the benefits and burdens of such Deferred Contract pursuant to an Alternative Arrangement or until its assignment.

     7.11. Maintenance of Guaranties and Insurance. Seller agrees that from the Effective Date and until the earlier to occur of (a) the Closing and (b) the termination of this Agreement, Seller agrees (i) to keep its insurance policies described in Schedule 3.13 in force and (ii) not to cancel, and will cause its Affiliates not to cancel, any of Seller's insurance policies without the prior written consent of Buyer. Seller shall cause any and all guaranties of any Affiliate or any other party on behalf of Seller, any insurance coverage or bid, payment or performance bond, with regard to the Business to be and remain unchanged and in full force and effect.

     7.12. Employees.

          (a) Promptly after the execution hereof by each of the parties, Buyer will offer employment, to be effective on the day immediately succeeding the Closing Date, to the Business Employees (as listed on Schedule 3.12
     (A)). Not fewer than five (5) Business Days prior to the Closing Date, Buyer will provide Seller with a list of Business Employees who have accepted such offer of employment from Buyer as of that date. Effective on the Closing Date, Seller will terminate the employment of all such Business Employees who have accepted Buyer's offer of employment, and Buyer will hire those Business Employees who report to work on the day immediately succeeding the Closing Date (such Business Employees, the "Hired Business Employees"). Buyer, in its sole discretion, shall set the terms and conditions of employment for any Hired Business Employees, including but not limited to employee benefits. To the extent permissible under Buyer's Benefit Plans, Buyer will offer each Hired Business Employee credit for years of service with Seller, in accordance with the terms of, and subject to the limitations under, Buyer's Benefit Plans.

          (b) Seller shall be solely liable for any costs or liabilities incurred in connection with Seller's continued employment or termination of Seller's employees, including any Business Employees who do not accept Buyer's offer of employment, and in connection with the termination by Seller of the employment of those Business Employees who have accepted Buyer's offer of employment, including liabilities for incentive compensation, bonus, severance and other benefits. Buyer shall be solely liable for any costs or liabilities incurred in connection with the employment or termination of Hired Business Employees, including liabilities for severance and other benefits, from the day the Hired Business Employees are hired by Buyer. Seller shall be fully and solely responsible for any costs, expenses, obligations and liabilities, vested or non-vested, arising out of the pension or retirement obligations attributable to the Seller's employees relating to the period ending on or prior to the Closing Date. Seller agrees to indemnify, defend and hold Buyer Indemnified Parties harmless from and against all direct or indirect costs, expenses or liabilities arising from or relating to claims made by or on behalf of the Seller's employees with respect to termination of employment by reason of the transactions contemplated by this Agreement, including, but not limited to, any claims for improper termination or severance payments. Seller agrees to indemnify defend and hold Buyer Indemnified Parties harmless from and against, and Buyer agrees to indemnify, defend and hold Seller Indemnified Parties harmless from and against, any and all Claims arising out of the other party's employment practices that are contrary to Applicable Law (including any unlawful practices by Buyer which result in Buyer's failure to hire any Business Employee).

          (c) Seller or, where applicable, Seller's appropriate employee benefit plans shall be liable for any claims incurred by the Hired Business Employees and their beneficiaries through the Closing Date under Seller's employee benefit plans. Buyer or, where applicable, Buyer's appropriate employee benefit plans, shall be liable for any claims incurred by the Hired Business Employees and their beneficiaries after the Closing Date under Buyer's employee benefit plans. For purposes of this Section 7.12(c), a claim will be deemed incurred in accordance with the applicable rules under each of Seller's and Buyer's benefit plans.

          (d) Subject to the provisions of this Section 7.12, the Hired Business Employees shall be eligible to participate in Buyer's medical and other welfare plans, as defined in Section 3(1) of ERISA ("Buyer Benefit Plans"), in accordance with the terms of such plans.

          (e) Buyer shall be solely liable for any and all claims for severance with respect to Hired Business Employees arising out of the termination of a Hired Business Employee by Buyer.

          (f) Seller and Buyer hereby agree to utilize the "Standard Procedure" set forth in Revenue Procedure 2004-53,2004-34IRB 320, or a corresponding future revenue procedure or other administrative pronouncement, with regard to the reporting requirements attributable to wages paid or to be paid to Business Employees.

          (g) No Hired Business Employee including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim hereunder.

          (h) Except as otherwise provided in this Section 7.12 or in Article XI, where this Section 7.12 requires a party to take any action or perform any task, the party obligated to take such action or perform such task shall be responsible for all fees, costs and other expenses incurred for, and related to, such actions or tasks.

          (i) For a period not to exceed thirty (30) days from the Closing Date, Seller shall have the right to use a portion of the office located in the city of San Diego, California, located at 1660 Hotel Circle North, for one
     (1) of its employees, in exchange for the payment of the sum of Five Hundred and No/100 Dollars ($500) per month, provided, however, that rent for partial months shall be prorated per the number of days in which such office was used. Either party shall have the right to terminate, in whole or in part, its use of such offices upon ten (10) days advance written notice to the other party, provided, however, that Buyer shall have the right to terminate such lease only in the event Seller's employee's presence or behavior becomes detrimental to Buyer's activities, as determined in Buyer's reasonable judgment.

          (j) Within thirty (30) days from the Closing Date, Buyer shall remove certain inventory and forms, included within the Specified Assets, currently located in Seller's plant in Hillsboro, Texas.

     7.13. Seller's Warranty Work. At Seller's request and for a period of no more than five (5) years commencing on the Closing Date, Buyer agrees to perform Seller's warranty work arising out of Seller's conduct of the Business prior to the Closing, subject to the conditions set forth below. Seller shall deliver to Buyer a notice describing in reasonable detail the warranty work to be performed by Buyer, which notice shall be delivered to Buyer no later than fifteen (15) Business Days prior to the date any such work must be performed. In addition, Buyer's obligations to provide such Seller's warranty work are subject to (i) Buyer's other commitments and obligations (to be determined in Buyer's sole discretion), or (ii) availability of personnel and material, and shall be performed at Buyer's then prevailing prices, subject to site- or job-specific conditions that may affect pricing for such work.

     7.14. Accounts Payable. Seller shall pay its Accounts Payable in accordance with Seller's normal and reasonable commercial practices. Subject to the final sentence of Section 2.8, if Buyer receives invoices, bills, statements of other claims that refer to goods and/or services supplied to Seller prior to the Closing Date, Buyer will promptly forward them to Seller, and Seller agrees to pay on a timely basis all such invoices, bills, statements and other claims forwarded by Buyer. Subject to the final sentence of Section 2.8, after the Closing Seller may receive invoices, bills, statements and other claims that refer to goods and/or services supplied to Buyer, Seller shall promptly forwarded them to Buyer, and Buyer agrees to pay on a timely basis all such invoices, bills, statements and other claims forwarded by Seller.

                                  ARTICLE VIII
                   CONDITIONS TO SELLER'S OBLIGATION TO CLOSE

     The obligation of Seller to consummate the transactions contemplated by this Agreement is subject, at the option of Seller, to the satisfaction or waiver of the conditions described in Sections 8.1, 8.2, 8.3 and 8.4 (collectively, the "Seller's Closing Conditions").

     8.1. Representations and Warranties True. All the representation and warranties of Buyer contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, (a) except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as aforesaid as of such specified date, and (b) except in all cases where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to cause any Material Adverse Effect with respect to Buyer.

     8.2. Covenants and Agreements Performed. Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date and all deliveries contemplated by Section 5.3 shall have been made.

     8.3. Consents. All Consents and Approvals necessary for the assignment and transfer to Buyer of the Specified Assets and the assumption by Buyer of the Specified Liabilities to be transferred to and assumed by Buyer at the Closing shall have been obtained or made (and are effective), in form and substance reasonably satisfactory to Seller.

     8.4. Legal Proceedings. No preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Entity, and no statute, rule, regulation, or executive order promulgated or enacted by a Governmental Entity since the Effective Date shall be in effect which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby.

                                   ARTICLE IX
                    CONDITIONS TO BUYER'S OBLIGATION TO CLOSE

     The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject, at the option of Buyer, to the satisfaction or waiver of the conditions described in Sections 9.1, 9.2, 9.3 and 9.4 (collectively, the "Buyer's Closing Conditions").

     9.1. Representations and Warranties True. All the representations and warranties of Seller contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, (a) except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as aforesaid as of such specified date, and (b) except in all cases where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect with respect to Seller, the Business or the Specified Assets.

     9.2. Covenants and Agreements Performed. Seller shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 5.2 shall have been made.

     9.3. Consents and Permits. All Consents and Approvals necessary for the assignment and transfer to Buyer of the Specified Assets to be transferred and the assumption by Buyer of the Specified Liabilities at the Closing shall have been obtained or made in each case in form and substance reasonably satisfactory to Buyer.

     9.4. Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Entity since the Effective Date, shall be in effect which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby.

                                    ARTICLE X
                                   TERMINATION


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

     10.1. Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

          (a) by mutual consent of Seller and Buyer;

          (b) by Seller or by Buyer, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by February 28, 2006, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date;

          (c) by Seller or by Buyer, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made within ten days after written notice thereof is delivered to the breaching or defaulting party by the other party; or

          (d) by Buyer pursuant to Section 7.7.

     10.2. Effect of Termination. If a party terminates this Agreement under
Section 10.1, then such party shall promptly give notice to the other party specifying the provision hereof pursuant to which such termination is made, and upon delivery of such notice this Agreement shall become void and have no effect; provided, that the agreements contained in this Article X, in Article XI and in Article XIII, and Sections 7.2(a), 7.4 and 7.8 shall survive the termination hereof.

     10.3. Liabilities in Event of Termination. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out-of-pocket expenses.

                                   ARTICLE XI
                             INDEMNITY AND SURVIVAL

     11.1. Buyer's Indemnity. From and after the Closing, Buyer shall indemnify and hold harmless Seller, its Affiliates, and its respective officers, directors, shareholders, employees, agents, successors and permitted assigns ("Seller Indemnified Parties") from and against any claim, liability, loss, cost, damage or expense (including, without limitation, court costs and reasonable attorneys' fees and expenses) (a "Claim") arising out of or resulting from (a) the breach of, or the failure to perform or satisfy any of, the representations, warranties and covenants made by Buyer in this Agreement or in any certificate delivered in connection with this Agreement pursuant to Article V, (b) the Specified Liabilities, (c) any act, omission, occurrence, event, condition or circumstance first occurring at any time after the Closing Date and involving or related to the Specified Assets, the Specified Contracts or the Business, or (d) without limitation, any (i) violation or claimed violation of any Environmental Laws or Environmental Permits alleged by any party to the extent related in any way to Buyer's ownership, use or operation of the Specified Assets, or conditions of the Specified Assets resulting therefrom after the Closing Date; (ii) Environmental Claim to the extent related in any way to the ownership, use, operation, or conditions of the Specified Assets after the Closing Date; or (iii) cleanup or remediation requirement or liability respecting a Release or threatened Release of any Hazardous Substances to the extent related to the Specified Assets and occurring after the Closing Date; provided, however that, the right of a Seller Indemnified Party to be indemnified for a Direct Claim under this Section 11.2(d) is limited to circumstances or events where Seller or any Seller Indemnified Party is required to undertake the activities giving rise to such Direct Claim in order to comply with an Environmental Law or, in Seller's reasonable judgment, to respond to an Environmental Claim; and Buyer shall reimburse Seller Indemnified Parties for any legal or other expenses reasonably incurred by Seller Indemnified Parties in connection with investigating or defending any such Claim which is the Claim of a third party as such expenses are incurred.

     11.2. Seller's Indemnity. From and after the Closing, Seller shall indemnify and hold harmless Buyer, its Affiliates and its and their respective officers, directors, shareholders, employees, agents, successors and permitted assigns (the "Buyer Indemnified Parties") from and against any Claim arising out of or resulting from:

          (a) the breach of, or the failure to perform or satisfy any of, the representations, warranties and covenants made by Seller in this Agreement or in any certificate delivered in connection with this Agreement pursuant to Article V;

          (b) any of the Excluded Assets or the Excluded Liabilities;

          (c) any (i) violation or claimed violation of any Environmental Laws or Environmental Permits alleged by any Person to the extent related in any way to Seller's ownership, use or operation of the Business or the Specified Assets, or condition of the Specified Assets resulting therefrom on or before the Closing Date; (ii) Environmental Claim to the extent related in any way to the ownership, use, operation, or conditions of the Business or the Specified Assets on or before the Closing Date; or (iii) cleanup or remediation requirement or liability respecting a Release or threatened Release of any Hazardous Substances to the extent related to the Specified Assets or to the Business and occurring on or before the Closing Date; provided, however that, the right of a Buyer Indemnified Party to be indemnified for a Direct Claim under this Section 11.2(c) is limited to circumstances or events where Buyer or any Buyer Indemnified Party is required to undertake the activities giving rise to such Direct Claim in order to comply with an Environmental Law or, in Buyer's reasonable judgment, to respond to an Environmental Claim;

          (d) any Taxes for which Seller is liable under Article XII or any breach of, failure to perform or satisfy any of the representations, warranties or covenants made by Seller involving or related to Tax matters; and

          (e) all matters disclosed on Schedule 3.8, 3.10(B) and 3.20 (including without limitation any liability arising out of Seller's performance of the SR-60 Memorial Interchange Project (Seller's Project Reference No. G60035)).

Seller shall reimburse Buyer Indemnified Parties for any legal or other expenses incurred by Buyer Indemnified Parties in connection with investigating or defending any such Claim which is the Claim of a third party as such expenses are incurred.

     11.3. Claim Notice.

          (a) Indemnified Parties. As used in this Article, the term "Indemnified Party" shall mean any Seller Indemnified Party or any Buyer Indemnified Party, as the case may be, which is asserting a claim for indemnity hereunder. Any party against whom a claim for indemnification is asserted by an Indemnified Party pursuant to this Article is referred to herein as an "Indemnifying Party." In the event that any Claims are asserted against or sought to be collected from an Indemnified Party by a Person who is not a Buyer Indemnified Party or a Seller Indemnified Party (a "Third Party"), such Indemnified Party shall give prompt written notice to the Indemnifying Party of such event ("Claim Notice"). A Claim Notice shall specify, to the extent known by the Indemnified Party, the nature of and specific basis for any Claims or the nature of and specific basis of any suit, action, investigation or proceeding set forth therein and the amount or the good faith estimated amount thereof to the extent then practicable. Any failure on the part of any Indemnified Party promptly to provide a Claim Notice to the Indemnifying Party shall relieve the Indemnifying Party of such party's obligation under this Article only to the extent that the Indemnifying Party shall have been prejudiced by the lack of timely and adequate notice to the Indemnifying Party.

          (b) Notice Required. The Indemnifying Party shall have thirty (30) days from the delivery or receipt of a Claim Notice ("Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to the Claims identified in the Claim Notice, and (ii) whether or not it desires to assume the defense of the Third Party Claim identified in the Claim Notice; provided, however, that any Indemnified Party is hereby authorized during the Notice Period to file any motion, answer or other pleading that shall be necessary or appropriate to protect its interest or those of the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against the Claims identified in the Claims Notice, the Indemnifying Party shall have the right and obligation, at its sole cost and expense, to defend with counsel of its own choosing by all appropriate proceedings, which proceedings shall be properly and diligently settled or prosecuted to a final non-appealable order of a court of competent jurisdiction; provided, however, that (a) the Indemnified Party shall at all times have the right, at its sole option and expense, to employ separate counsel and to participate fully in the defense, compromise or settlement thereof, and (b) if the Indemnifying Party does not proceed diligently to defend the Claim within thirty (30) days after personal delivery or receipt of a Claim Notice, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of any such Claim and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make as to such Claim. Upon its assumption of the defense of any such Claim, the Indemnifying Party shall have full control of such defense and proceedings including any compromise or settlement thereof. If there is more than one Indemnifying Party, then all Indemnifying Parties must coordinate the defense of the

     Indemnified Party against any Claims so as not adversely to affect the Indemnified Party's right to a proper defense.

          (c) Cooperation. The parties agree reasonably to cooperate with one another and their respective counsel in contesting and defending any Claim by a Third Party (including granting reasonable access to the pertinent books, records and personnel (to the extent such personnel are available) in their possession or control) or, if appropriate and related to the Claim in question, in making (i) any counterclaim against the Third Party asserting the Claims, or (ii) any cross complaint against any Person.

          (d) No Settlement. Notwithstanding anything in this Section to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party (i) settle or compromise any Claim or consent to the entry of any judgment with respect to such Claim that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect to such Claim, (ii) settle or compromise any Claim in any manner that may materially and adversely affect the Indemnified Party, or (iii) settle or compromise any Claim in a manner that will require the Indemnified Party to pay any money.

          (e) Rights of Indemnified Party to Defend. If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to
     Section 11.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 11.3(b), but fails diligently and promptly to prosecute, defend or settle any Claim by a Third Party, then the Indemnified Party shall have the right to defend, or compromise and settle at the sole cost and expense of the Indemnifying Party, such Claim by a Third Party by all appropriate proceedings, which proceedings may be prosecuted by the Indemnified Party to a final non-appealable order of a court of competent jurisdiction or settled without the consent of the Indemnifying Party. The Indemnified Party shall have full control of such defense and proceedings.

          (f) Direct Claims. In the event any Indemnified Party should have a Claim against any Indemnifying Party hereunder that does not involve damages being asserted against or sought to be collected from it by a Third Party, the Indemnified Party shall send a Claim Notice containing the same type of information required by Section 11.3(a) with respect to such Claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such Claim, the amount of such damages shall be conclusively deemed a liability of the Indemnifying Party hereunder.

     11.4. DAMAGES. THE PARTIES AGREE THAT SUBJECT TO THE SECOND SENTENCE OF THIS SECTION, IT IS THEIR INTENT THAT NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER SELLER NOR BUYER SHALL BE LIABLE TO ANY OTHER PARTY HERETO OR TO ITS AFFILIATES, OR ITS OR THEIR OFFICERS, DIRECTORS, SHAREHOLDERS SUCCESSORS OR PERMITTED ASSIGNS, FOR CLAIMS FOR CONSEQUENTIAL, SPECIAL, TREBLE, EXEMPLARY, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES

OF ANY NATURE UNDER OR PURSUANT TO THIS AGREEMENT OR IN CONNECTION WITH OR RESULTING FORM THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CLAIMS IN THE NATURE OF LOSS OF VALUE (INCLUDING, WITHOUT LIMITATION, ADVERSE EFFECTS ON CASH FLOW OR EARNINGS) IRRESPECTIVE OF WHETHER SUCH CLAIMS ARE BASED UPON NEGLIGENCE, STRICT LIABILITY, CONTRACT, OPERATION OF LAW OR OTHERWISE. NOTWITHSTANDING THE FOREGOING, IT IS SPECIFICALLY INTENDED BY THE PARTIES THAT AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION BY THE INDEMNIFYING PARTY PURSUANT TO THIS ARTICLE FOR ANY AND ALL CONSEQUENTIAL, SPECIAL, TREBLE, EXEMPLARY, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES INCLUDED IN, ARISING OUT OF OR RESULTING FROM ANY CLAIMS ASSERTED AGAINST OR SOUGHT TO BE COLLECTED FROM ANY INDEMNIFIED PARTY BY A THIRD PARTY.

     11.5. Survival and Time Limitation. All of the representations, warranties, covenants, obligations and agreements of the parties set forth in this Agreement shall survive the Closing. Except as provided in the following sentence, any assertion by any Indemnified Party that an Indemnifying Party is liable for indemnification under the terms of this Agreement must be made in writing and must be given to the Indemnifying Party on or prior to the date that is thirty-six (36) months after the Closing Date. Claims asserted by any Buyer Indemnified Party pursuant to Section 11.2(b), 11.2(c), or 11.2(e), or Claims asserted by any Seller Indemnified Party pursuant to Sections 11.1(b), 11.1(c) or Section 11.1(d)may be brought at any time, irrespective of any limits otherwise imposed by contract or under Applicable Law; Claims asserted by any Buyer Indemnified Party pursuant to Section 11.2(d) may be brought at any time prior to ninety (90) days after the date on which the applicable statute of limitations expires with respect to such matter and Seller hereby agrees not to assert as a defense any statute of limitations, statute of repose, laches or other defense.

     11.6. Limitation on Indemnity. Notwithstanding any other provision of this Agreement to the contrary or otherwise, Buyer acknowledges and agrees that Seller shall not be liable to Buyer in respect of any indemnification hereunder until and except to the extent the amount of Claims of the Buyer Indemnified Parties under this Agreement (other than Claims (i) asserted pursuant to Sections 2.4, 2.5, 2.6, 2.8, 7.1, 7.14 or payment obligations to Buyer under an Alternative Arrangement, (ii) asserted pursuant to Section 12.1(a) or (iii) arising out of Seller's fraud or willful misconduct, for which the following deductible shall not apply), individually or in the aggregate, exceeds One Hundred Thousand and No/100 Dollars ($100,000). Notwithstanding any other provision of this Agreement to the contrary or otherwise, Seller acknowledges and agrees that Buyer shall not be liable to Seller in respect of any indemnification hereunder until and except to the extent the amount of Claims of the Seller Indemnified Parties under this Agreement (other than Claims (i) asserted pursuant to Sections 2.4, 2.5, 2.6, 2.8, 7.1, 7.14 or payment obligations to Seller under an Alternative Arrangement, or (ii) arising out of Buyer's fraud or willful misconduct, for which the following deductible shall not apply), individually or in the aggregate, exceeds Fifty Thousand and No/100 Dollars ($50,000).

     11.7. Sole Remedy. Except for the remedies of specific performance, injunctive relief and other equitable rights and remedies expressly permitted or allowed pursuant to the other provisions of this Agreement, the respective indemnification and rights to recover provided in this Article XI shall be the sole and exclusive remedy for any and all damages, liabilities, losses, loss of value, claims, deficiencies, penalties, interest, expenses, fines assessments, charges and costs, including without limitation attorneys fees and court cost, resulting from, arising out of or in any way connected with or based on this Agreement or the sale of the Specified Assets to Buyer, including any breaches of or inaccuracies in any representation or warranty contained in this Agreement or any certificates delivered pursuant to Article V or any breach, non-fulfillment or default in the performance of any of the covenants or agreements contained in this Agreement; provided, however, that this section shall not in anyway limit, impair or otherwise affect the rights and remedies of the parties (a) for breach of the confidentiality obligations set forth in Section 7.9 of this Agreement, (b) in the event of a breach or default under the Noncompetition Agreement or (c) in the event of fraud or willful misconduct.

                                   ARTICLE XII
                                   TAX MATTERS

     12.1. Liability for Taxes.

          (a) Seller's Liability. Seller shall be solely liable for (i) any Taxes attributable to the Specified Assets or the Business, with respect to any taxable periods or portions thereof ending on or before the Closing Date (or the portion, as determined in accordance with Section 12.1(b), of any such Taxes attributable to the Specified Assets or the Business for taxable periods beginning before and ending after the Closing Date which is allocable to the portions of such period occurring on or before the Closing
     Date) (the "Pre-Closing Date Period"), and (ii) any Taxes attributable to a breach by Seller of any representation, warranty, or covenant with respect to Taxes in this Agreement.

          (b) Pre-Closing Date Period Allocation. Whenever it is necessary for purposes of Section 12.1(a) to determine the portion of any Taxes attributable to the Specified Assets or the Business for a taxable period beginning before and ending after the Closing Date, which is allocable to the Pre-Closing Date Period, the determination shall be made, in the case of property or ad valorem taxes, on a per diem basis and, in the case of other Taxes, by assuming that the Pre-Closing Date Period constitutes a separate taxable period and by taking into account actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the Pre-Closing Date Period ratably on a per diem basis).

     12.2. Audits or Assessments. Buyer shall promptly notify Seller in writing upon receipt by Buyer of notice of any pending or threatened tax audits or assessments that could reasonably affect the tax liabilities for which Seller would be liable under Section 12.1(a) ("Seller Tax Matter"). Notwithstanding anything to the contrary set forth in this Agreement, Seller shall have the sole right to represent the interests of Seller in connection with any Seller Tax Matter (including the right to choose Seller's representation in any audit, contest or administrative or judicial proceeding involving a Seller Tax Matter, the right to choose the manner in which Seller contest any assessment or proposed disallowance or claim in any Seller Tax Matter and the right to settle or otherwise compromise any Seller Tax Matter), but Buyer (a) shall have the right to participate therein and to approve any settlement that would affect any Tax liabilities of Buyer after the Closing Date and (b) shall have the right to participate jointly with Seller in any Seller Tax Matters that could give rise to any Tax liens on the assets of Buyer, or any of its Affiliates.

                                  ARTICLE XIII
                             RESOLUTION OF DISPUTES

     13.1. Agreement to Arbitrate. Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the parties created by this Agreement (all of which are referred to herein as "Disputes"), between the parties (each a "Disputing Party") shall be resolved by final and binding arbitration, regardless of whether such Disputes (a) allegedly are extra-contractual in nature, (b) sound in contract, tort, or otherwise, (c) are provided for by statute or otherwise, or (d) seek damages or any other relief, whether at law, in equity or otherwise; provided, however, that no Dispute shall be submitted to arbitration until sixty (60) days have passed (without mutual agreement having been reached) following receipt of the first written notice from a Disputing Party shall, if requested by the other Disputing Party that sets forth the subject matter of the Dispute and that states that it is being given pursuant to this Article XIII. During such 60-day period, each Disputing Party shall, if requested by the other Disputing Party, select and appoint a senior management representative to seek to reach mutual agreement with respect to the applicable Dispute. Each such appointment shall be made by the Disputing Party's giving of notice of the appointment to the other Disputing Party with ten (10) Business Days of receipt of the request for the appointment. The appointees shall meet and shall negotiate in good faith and endeavor to reach such mutual agreement as soon as practicable.

     13.2. Appointment of Arbitrator. If no such mutual agreement has been reached within such 60-day period, then either Disputing Party may refer the claim to arbitration under the following provisions:

          (a) To refer a Dispute to arbitration, a Disputing Party must provide notice to the American Arbitration Association ("AAA") and the other Disputing Party stating (i) a general description of the Dispute and (ii) that the Dispute is being referred to arbitration under this Article XIII.

          (b) The arbitration tribunal shall consist of three arbitrators. Each Disputing Party shall appoint one arbitrator. If, on the 30th day following the notice described in Section 13.2(a), a Disputing Party has failed to appoint its arbitrator, then the AAA shall promptly appoint an arbitrator on such Disputing Party's behalf. Once two arbitrators have been appointed by or on behalf of the Disputing Parties, such appointed arbitrators shall jointly select and appoint the third arbitrator. If, on the 30th day following the date of appointment of the second arbitrator, the two appointed arbitrators have failed to jointly select and appoint the third arbitrator, then the AAA shall promptly appoint the third arbitrator.

     13.3. Authority of the Arbitrators. The validity, construction, and interpretation of the agreement to arbitrate in this Article XIII, and all procedural aspects of the arbitration conducted pursuant to this agreement to arbitrate, including, but not limited to, the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this agreement to arbitrate, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this agreement to arbitrate, the receipt of evidence, and the like) shall be decided by the arbitrators. EXCEPT AS PROVIDED IN SECTION 11.4, THE ARBITRATORS SHALL HAVE ABSOLUTELY NO AUTHORITY TO AWARD CONSEQUENTIAL, SPECIAL, TREBLE, EXEMPLARY, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES OF ANY TYPE UNDER ANY CIRCUMSTANCES, REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER APPLICABLE LAW. The arbitrators shall have the authority to assess the costs and expenses of the arbitration proceeding (including the arbitrators' fees and expenses) against one or both of the Disputing Parties in whatever manner or allocation the arbitrators deem appropriate, provided that each Disputing Party shall bear its own attorneys' fees, and the arbitrators shall have no authority to award attorneys' fees.

     13.4. Place and Conduct of Arbitration. The arbitration proceeding shall be conducted in Harrisburg, PA. The arbitration shall be conducted by the arbitrators as expeditiously as possible. The arbitration shall be conducted under the Rules of Arbitration of the AAA Commercial Arbitration Rules and Procedures.

     13.5. Payment and Finality of Award. Each Disputing Party against which the award or decision of the arbitrators (the "Award") assesses a monetary obligation shall pay that obligation on or before the 30th day following the Award or such other date as the Award may provide, which Award shall be payable in cash in US Dollars. The Award shall, as between the Disputing Parties and those in privity with them, be final and binding and entitled to all of the protections and benefits of a final judgment, e.g., res judicata (claim preclusion) and collateral estoppel (issue preclusion), as to all Disputes, including compulsory counterclaims, that were or could have been presented to the arbitrators. The Award shall not be reviewable by or appealable to any court.

     13.6. Use of the Courts. It is the intent of the Parties that the arbitration proceeding shall be conducted expeditiously, without initial recourse to the courts and without interlocutory appeals of the arbitrators' decisions to the courts. However, if a Disputing Party refuses to honor its obligations under this agreement to arbitrate, the other Disputing Party may obtain appropriate relief compelling arbitration in any court having jurisdiction over the Disputing Parties; the order compelling arbitration shall require that the arbitration proceedings take place in Harrisburg, Pennsylvania, as specified above. The Disputing Parties may apply to any court having jurisdiction for orders requiring witnesses to obey subpoenas issued by the arbitrators. Moreover, any and all of the arbitrators' orders and decisions may be enforced if necessary by any court having jurisdiction. The Award may be confirmed in, and judgment upon the Award entered by, any court having jurisdiction.

     13.7. Arbitration Provision Enforceable. A Disputing Party's breach of this Agreement shall not affect the agreement to arbitrate set forth in this Article
XIII. Moreover, the Parties' obligations under this arbitration provision are enforceable even after this Agreement has terminated. The invalidity or unenforceability of any provision of the agreement to arbitrate set forth in this Article XIII shall not affect the validity or enforceability of the Disputing Parties' obligation to submit their Disputes to binding arbitration or the other provisions of this agreement to arbitrate.

                                   ARTICLE XIV
                                  MISCELLANEOUS

     14.1. Notice. Any notice, request, instruction, correspondence or other document required to be given hereunder by any party to another (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

If to Seller, addressed to:

     L.B. Foster Company
     415 Holiday Drive
     Pittsburgh, PA 15220
     Attention: Chief Executive Officer
     Telecopier No.: 412-928-7891

     With a copy to:
     L.B. Foster Company
     415 Holiday Drive
     Pittsburgh, PA 15220
     Attention: General Counsel
     Telecopier No.: 412-928-7891

If to Buyer, addressed to:

     The Reinforced Earth Company
     8614 Westwood Center Drive
     Suite 110
     Vienna, VA 22182-2233
     Attention: President
     Telecopier No.: (703) 821-1815

     With a copy to:
     Bracewell & Giuliani LLP
     2000 K Street, N.W.
     Washington, D.C. 20006
     Attention: Amauri G. Costa
     Telecopier No.: (202) 223-1225

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by mail shall be effective five days after deposit with the United States postal service. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next Business Day after receipt if received before the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by regular mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

     14.2. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws rules or principles

     14.3. Entire Agreement; Amendments and Waivers. This Agreement, the Noncompetition Agreement, and the Confidentiality Agreement entered into by Buyer for the benefit of Seller, dated September 6, 2005, together with all schedules and exhibits attached hereto and thereto, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

     14.4. Severability. If any one or more of the provisions contained in this Agreement or in any other document delivered pursuant hereto shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement or any other such document and such provision shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by Applicable Law.

     14.5. Exhibits and Schedules. The Exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference.

     14.6. Successors Bound; Third Parties. This Agreement may not be assigned by any party (other than an assignment by Buyer to any Affiliate of Buyer, subject to Buyer remaining obligated to Seller for all of Buyer's obligations under this Agreement) without the consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns, any liabilities, duties, rights, benefits or obligations hereunder, except as specifically provided herein with respect to Buyer Indemnified Parties and Seller Indemnified Parties. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NOTHING CONTAINED IN THIS AGREEMENT SHALL BE DEEMED TO CREATE ANY RIGHT OR CLAIM FOR THE BENEFIT OF, NOR SHALL THIS AGREEMENT BE ENFORCEABLE BY, ANY EMPLOYEE OF THE SELLER

OR OTHER PERSON WHO IS NOT A PARTY TO THIS AGREEMENT, AND NOTHING CONTAINED IN THIS AGREEMENT SHALL MAKE ANY SUCH EMPLOYEE OR PERSON A THIRD PARTY BENEFICIARY OF THIS AGREEMENT.

     14.7. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.8. Mutual Drafting. This Agreement is the joint product of Buyer and Seller and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Buyer and Seller and shall not be construed for or against any party hereto.

     14.9. Further Assurances. From time to time following the Closing, at the request of either party and without further consideration, the other party shall execute and deliver to such requesting party such instruments and documents and take such other actions (but without incurring any material financial obligation) as such requesting party may reasonably request to consummate more fully and effectively the transactions contemplated hereby.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties have signed this Agreement in multiple counterparts, all as of the Effective Date.

                                        SELLER:

                                        L.B. FOSTER COMPANY


                                        By: /s/ Stan L. Hasselbusch
                                            ------------------------------------
                                        Name: Stan L. Hasselbusch
                                        Tile: President and CEO


                                        BUYER:

                                        THE REINFORCED EARTH  COMPANY


                                        By: /s/ Roger Bloomfield
                                            ------------------------------------
                                        Name: Roger Bloomfield
                                        Tile: President

                                                                       Exhibit A

                            NONCOMPETITION AGREEMENT

     This Noncompetition Agreement ("Agreement"), is made this ____ day of __________ 2006 (the "Effective Date"), by and between L.B. Foster Company, a Pennsylvania corporation ("LB. Foster"), and The Reinforced Earth Company, a Delaware corporation ("RECo").

                                   WITNESSETH:

     WHEREAS, pursuant to the Asset Purchase Agreement, RECo is acquiring certain assets from LB. Foster; and

     WHEREAS, as a material condition to RECo's obligation to enter- into and to consummate the transactions contemplated by the Asset Purchase Agreement, and for the consideration described herein, L.B. Foster has agreed to enter into this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions, In this Agreement:

     "Affiliate(s)" of a Person shall mean a Person directly or indirectly controlled by, controlling or under common control with the other Person. For the purposes of this definition, 'control" means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms "controlling" and "controlled" have correlative meanings; provided, however, that for purposes of this Agreement a director of a Person shall not be considered to have control of such Person merely because of its position as a director.

     "Asset Purchase Agreement" shall mean that certain Asset Purchase Agreement dated February 10, 2006, by and between L.B. Foster, as Seller, and RECo, as Buyer, for the acquisition of the certain assets by RECo.

     "Closing" shall have the meaning set forth in the Asset Purchase Agreement.

     "Competing Business" shall mean the mechanical stabilized earth business (but excluding the soundwall business).

     "Customer" shall mean all customers of the Competing Business;

     "Non-Compete Period" shall have the meaning set out in Section 3 hereof.

     "Notice" shall have the meaning set out in Section 10 hereof.

     "Territory" shall mean the United States of America.

     2. Consideration for Covenants. The consideration for the promises and covenants contained herein is as set forth in the Asset Purchase Agreement and other good and valuable consideration.

     3. Covenant Not To Compete. L.B. Foster covenants and agrees that, for a period of five (5) years following the Closing (said five (5) year period, the "Non-Compete Period") it shall not engage, and it shall cause its Affiliates not to engage, directly or indirectly, whether as principal or as agent, partner, member, representative, shareholder or otherwise, alone or in association with any other Person, in any Competing Business in the Territory; provided, however, that notwithstanding the foregoing, L.B. Foster and any of its Affiliates may own, directly or indirectly, solely as an investment, securities of any person, firm, or entity which are publicly traded if L.B. Foster or the particular Affiliate (a) is not a controlling person of, or a member of a group which controls, such person, firm, or entity; (b) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person, firm, or entity; or (c) does not interfere with business relationships (whether formed heretofore or hereafter) between such Competing Business and any customers or suppliers of the Competing Business. This covenant not to compete is subject to the terms of Section 7.10 of the Asset Purchase Agreement with respect to each Deferred Contract (as such term is defined in the Asset Purchase Agreement).

     4. Non-Solicitation of Employees. L.B. Foster agrees that during the Non-Compete Period it shall not solicit or induce, or attempt to solicit or induce, and it shall cause its Affiliates not to solicit or induce or attempt to solicit or induce, directly or indirectly, any employee of RECo or any of its Affiliates to leave such employ for any reason associated with a Competing Business in the Territory. For the purposes of this section, the publication or advertisement by L.B. Foster or any Affiliate of a general solicitation for employment in a newspaper, trade journal or other publication or media of general interest, and the employment of any employee of RECo or any of its Affiliates who responds to a general solicitation for employment not targeted at a specific employee, shall not be a breach hereof.

     5. Severability. The covenants contained herein shall be construed as a series of separate and severable covenants. LB. Foster agrees that if any court of competent jurisdiction determines that any such separate covenant is not fully enforceable pursuant to its terms, such covenant shall be deemed modified or severed and that the remainder of such covenant and of this Agreement shall be enforced to the fullest extent permitted by applicable law and consistent with the intent of the parties expressed hereunder.

     6. Injunctive Relief. The parties acknowledge and agree that the covenants and obligations hereunder are of special and unique character and that any breach of any such covenants or obligations would cause immediate and irreparable harm for which remedies at law are inadequate. Such non-breaching party shall have the right to injunctive or other equitable relief, in addition to all of its other rights and remedies at law or in equity, to enforce the provisions of this Agreement. All costs and expenses (including attorneys' fees and costs incurred in arbitration proceedings) reasonably incurred in any dispute concerning the enforcement of this Agreement shall be borne by the non-prevailing party.

     7. Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefits of the parties hereto and their successors and permitted assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned by either party without the prior written consent of the non-assigning party, such consent not to be unreasonably withheld; provided, however, that this Agreement and all rights hereunder may be assigned by either party without the prior written consent of the non-assigning party to any corporation or other business entity that succeeds to all or substantially all of the assigning party's business through merger, consolidation, or corporate reorganization, or by acquisition of all or substantially all of the assets of the assigning party, and assumes the assigning party's obligations under this Agreement; and provided further, that L.B~. Foster may assign this Agreement and all rights hereunder to an Affiliate without the prior written consent of RECo provided that LB. Foster shall remain principally liable for and shall not be released from any of its obligations under this Agreement notwithstanding any such assignment.

     8. Notices. Any notice, request, instruction, correspondence or other document required to be given hereunder by any party to another (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

     If to L.B. Foster, addressed to:

     LB. Foster Company
     415 Holiday Drive
     Pittsburgh, PA 15220
     Attention: Stan L. Hasselbusch, President & CEO
     Telecopier No.: 412-928-7891

     With a copy to:
     LB. Foster Company
     415 Holiday Drive
     Pittsburgh, PA 15220
     Attention: David L. Voltz, General Counsel
     Telecopier No.: 412-928-7891

     If to RECo, addressed to:

     The Reinforced Earth Company
     8614 Westwood Center Drive
     Suite 110
     Vienna, VA 22182-2233
     Attention: Mr. Roger Bloomfield, President
     Telecopier No.: (703) 821-1815

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by mail shall be effective five days after deposit with the United States postal service. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if received before the recipient's normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by regular mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

     9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     10. Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the breach, termination, validity or enforceability hereof shall addressed and settled in the manner provided in Article XIII of the Asset Purchase Agreement, the terms and conditions of which are hereby incorporated herein in their entirety.

     11. Entire Agreement. This Agreement supersedes all prior agreements whether written or oral and constitutes the entire agreement between the parties with respect to the subject matter hereof. There shall be no modification, amendment, waiver or alteration of this Agreement, except in writing and signed by duly authorized officers of the parties. Any waiver of any terms or conditions hereof by either party shall not be construed as a continuing waiver but shall only apply to the particular transaction involved.

     12. Governing Law. This Agreement shall be governed by and construed in accordance with laws of the State of Virginia, without regard to its conflict of laws rules or principles.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                        L.B. FOSTER COMPANY


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        THE REINFORCED EARTH COMPANY


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                                                       EXHIBIT B

                          THE REINFORCED EARTH COMPANY

FOR IMMEDIATE RELEASE

Contacts:   Dion Gray
            Marketing Manager
            The Reinforced Earth Company
            Tel: 703 821 1175
            E-mail: dgray@reinfiorcedearth.com

            Jake Fuellhart
            Communications Specialist
            L.B. Foster Company
            Tel: 412 928 5645
            Email: jfuellhart@lbfosterco. corn

THE REINFORCED EARTH COMPANY(R) HAS PURCHASED CERTAIN ASSETS OF THE L.B. FOSTER COMPANY

Vienna, VA, February, 2006. The Reinforced Earth Company (RECo) has acquired certain assets from the L.B. Foster Company (NASDAQ:FSTR), a 104 year old American corporation involved in the manufacture, fabrication and distribution of products for the transportation, construction, utility and energy industries. L.B. Foster anticipates realizing a net gain of under $_,,. from this transaction. The acquisition of the proprietary, patented Mechanical Stabilized Earth (MSE) system, marketed and sold by L.B. Foster under the trade name Retained Earth'~, positions RECo to offer a wider range of products, reinforcement selections, engineering services and new innovative products to the market.

REC0, the original inventor of MSE technology, with over 34 years of experience in the United States and activity in every State Department of Transportation, will continue to focus attention on service, training, quality and presenting an unparalleled range of economic and operational benefits to its customers. In addition, this acquisition will also lead to improved synergies with its sister companies within the USA Freyssinet Group. Working with DGI-Menard, who has significant expertise in ground improvement technologies, and Freyssinet LLC, an established leader in post-tensioning and stay cable structures, will allow RECo to center more energy on offering enhanced product solutions and improved problem solving capabilities, as the industry moves more to a design build project approach.

                                                                       Exhibit C

                                   SUBCONTRACT

THIS SUBCONTRACT, dated this __ of February, 2006, is by and between The Reinforced Earth Company ("RECo") and L.B. Foster Company ("Foster").

Background: Foster and RECo entered into an Asset Purchase Agreement dated as of __________, 2006 (the "Purchase Agreement") pursuant to which RECo agreed to acquire the Specified Assets and assume the Specified Liabilities. Capitalized terms used in this Subcontract and not otherwise defined herein shall have the meaning assigned to such terms in the Purchase Agreement.

Pursuant to the Purchase Agreement Foster intends to assign and REC9 intends to take assignment of the Specified Contracts, which assignment requires the necessary third-party consents identified in the Purchase Agreement. As of the Closing, not all required consents have been obtained. Since substantially all the other Specified Assets of the Business will be transferred to RECo as of the Closing, the parties desire to into this Subcontract pursuant to which REC0 agrees to perform the obligations (and receive the benefits) of the identified Contracts and Foster agrees to retain the direct relationship with the Customers under such Deferred Contracts and to take actions consistent with the direct relationship retained by Foster.

NOW THEREFORE RECo and Foster agree as follows:

     1. With respect to the Deferred Contracts identified in Attachment "A", Foster and RECo enter into this subcontract, to be effective after the Closing, and RECo agrees to perform all the work and obligations required under such Deferred Contracts in accordance with their respective terms and conditions. Foster and REC0 agree to assist each other with the relationship with each customer or vendor under such Deferred Contracts, including without limitation, assistance with issuance of invoices to such Customer, assistance with collection of amounts due under such Deferred Contracts and prompt payment with respect to vendor invoices.

     2. In return for RECo's performance of obligations under the Deferred Contracts, RECo shall be entitled to receive all amounts payable to Foster under each of the Deferred Contracts with respect to work performed by RECo after the Closing. Foster shall immediately (but in no event later than five (5) days after receipt from the Customer) pay to RECo any amounts it receives under the Deferred Contracts for work performed by RECo after the Closing. With respect to any invoices from a vendor under a Deferred Contract, RECo shall either timely pay such vendor directly (with instructions to apply such payment against such invoice) or pay the invoiced amount to Foster at least 5 days prior to such invoice's due date, and Foster in turn, shall pay such invoice(s), with such funds received from RECo, within 5 days of its receipt of such funds from RECo.

     3. The parties will continue seeking consents for the assignment of the Deferred Contracts in accordance with the terms of the Purchase Agreement.

     4. Upon receipt of a consent for assignment of any such Deferred Contracts, the party receiving the consent shall provide the other party with a copy of such consent(s) together with a revised version of Attachment "A" excluding such Deferred Contract(s) for which consent has been obtained. Upon the receiving party's acknowledgment of such modified Attachment "A", it shall replace the Attachment "A" then in force and this' Subcontract will terminate as to such Deferred Contracts for which a consent has been obtained, and such Deferred Contracts automatically will conclusively be deemed assumed by RECo as a Specified Contract. Once consents are received for all Deferred Contracts (and they are deemed Specified Contracts), this Subcontract shall terminate. Termination of this Subcontract shall not affect either party's obligation to make payments to the other.

     5. This Subcontract is being executed to fulfill the obligations of the parties pursuant to Section 2.1 and 7.9 of the Purchase Agreement and is not meant to add to or subtract from the rights of the respective parties under the Purchase Agreement. In the event of any conflict or inconsistency between the terms of this Subcontract and the Purchase Agreement, the Purchase Agreement shall prevail.

THE REINFORCED EARTH COMPANY            L.B. FOSTER COMPANY


By:                                     By:
    ---------------------------------       ------------------------------------
Its:                                    Its:
     --------------------------------        -----------------------------------

                                                                    Schedule 1.1

                              Exclusions from Data

A. Lotus Notes email must be forwarded to an email account outside of L.B. Foster. Email access will be terminated at closing. Email will be forwarded to a designated email account provided by the buyer for a period not to exceed three months from closing.

B. The data from the Geotech ACT for Lotus Notes database will be exported to an excel spreadsheet and forwarded to the buyer at closing. The following fields will be exported: Contact, Company, Title, Department, Phone, Ext, Fax, Salutation, E-mail, Address 1, Address 2, Address 3, City, State, Zipcode, Country, URL. Please understand that not all fields are populated.

C. No data will be included from L.B. Foster's Enterprise Resource Planning application, JD Edwards.

D.   Internet access will be terminated at closing.

E. Data residing on computers included in the sale will not be removed from the computer.

F. Miscellaneous data and information residing in L.B. Foster corporate office in Pittsburgh is excluded.

                                  SCHEDULE 2.7

                        ALLOCATION OF TOTAL CONSIDERATION

     In accordance with Section 2.7 of the Asset Purchase Agreement, Seller and Buyer hereby agree that the consideration paid for the Specified Assets shall be allocated as follows:

1. Company Non-Compete   $1,000,000
2. Trademarks            $  500,000
3. Goodwill              $2,500,000
                         ----------
Subtotal                 $4,000,000
plus
Net Assets               Closing Date Net Asset Value

                                                                    SCHEDULE 3.1

                                  JURISDICTIONS

     LB. Foster Is qualified to do business in many states, including California, Illinois, Florida and Virginia.

                                                                    Schedule 3.3

                                  NO CONFLICTS

     Unless a consent is obtained from the other Person to the applicable contract, Specified Contracts, other than Accounts Payable, could be subject to termination or cancellation by such other Person.

     In addition, Seller must obtain the consent of PNC Bank, on behalf of itself and various other banks, under the Revolving Credit and Security Agreement dated May 5, 2005, as amended.

                    SELLER'S CONSENTS, APPROVALS AND PERMITS

     Unless a consent is obtained from the other Person to the applicable contract, all Specified Contracts, other than Accounts Payable, could be subject to termination or cancellation by such other Person.

     In addition, Seller must obtain the consent of PNC Bank, on behalf of itself and various other banks, under the Revolving Credit and Security Agreement dated May 5, 2005, as amended.

     Permits - Seller has the following Permits related to its conduct of the
Business:

        JURISDICTION             PERMIT TYPE           PERIOD
        ------------             -----------           ------
California - San Diego        Business License   3/1/05 to 2/28/06

Florida - City of Melbourne   Occupancy Permit   10/1/05 to 9/30/06
(Melbourne office)

Florida - Brevard County      Occupancy Permit   10/1/05 to 9/30/06
(Melbourne Office)

Florida - Polk County         Occupancy Permit   10/1/05 to 9/30/06
(Lakeland facility)

     Any consents required relating to matters disclosed in Schedule 3.14 relating to the Rinker Property.